Exhibit 2.2

STOCK PURCHASE AGREEMENT

dated as of May 4, 2013

by and between

EXPO EVENT TRANSCO, INC.

and

VNU INTERNATIONAL B.V.

i

(continued)

(continued)

(continued)

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Wire Instructions for Nielsen Finance LLC and Seller
Exhibit C	-	Transition Services Agreement
Exhibit D	-	Prometheus Non-Competition and Non-Solicitation Covenants
Exhibit E	-	Northstar Non-Competition and Non-Solicitation Covenants
Exhibit F	-	Seller Non-Competition and Non-Solicitation Covenants
Exhibit G	-	Closing Working Capital Calculation Sample and Working Capital Guidelines

Disclosure Schedules
Schedule 2.3(a)
Schedule 2.4
Schedule 2.6
Schedule 2.8(a)
Schedule 2.8(b)
Schedule 2.9
Schedule 2.9(d)
Schedule 2.9(h)
Schedule 2.10(a)
Schedule 2.10(b)
Schedule 2.11(b)
Schedule 2.12(a)
Schedule 2.12(b)

(continued)

Disclosure Schedules
(continued)

Schedule 2.12(f)
Schedule 2.12(k)
Schedule 2.12(l)
Schedule 2.13(a)
Schedule 2.13(b)
Schedule 2.13(c)
Schedule 2.13(d)
Schedule 2.14(a)
Schedule 2.14(b)
Schedule 2.15
Schedule 2.18
Schedule 2.19
Schedule 3.7
Schedule 4.2(c)
Schedule 4.3
Schedule 4.15

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of May 4, 2013 by and between Expo Event Transco, Inc., a Delaware corporation (“Buyer”), and VNU International B.V., a company incorporated under the laws of the Netherlands (“Seller”). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Nielsen Business Media Holding Company, a Delaware corporation (the “Company”);

WHEREAS, the Company by and through the Company Group is engaged in the business of operating business-to-business tradeshows, conferences, and related publications and related digital media (the “Business”) in the following industries and markets: General Merchandise, Sports, Retail and Hospitality Design, Jewelry, Photography, Apparel, Building, Healthcare and Military;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, (i) Onex Partners III LP (the “Guarantor”) is entering into a limited guarantee with Seller (the “Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of Buyer in connection with this Agreement as specified therein and (ii) Buyer has delivered the Commitment Letter; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE STOCK PURCHASE

1.1 Purchase and Sale of Shares. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Liens, for the consideration specified in Section 1.2.

1.2 Purchase Price. Subject to adjustment pursuant to the terms of Section 1.5(a) below, the consideration to be paid by Buyer to Seller at the Closing for the Shares shall be NINE HUNDRED FIFTY MILLION DOLLARS ($950,000,000) (the “Purchase Price”). Subject to satisfaction by Seller of its obligations set forth in Section 1.4(b)(vi), Buyer shall not withhold any amounts from the Purchase Price under Section 1445 of the Code or the Treasury Regulations or administrative guidance thereunder.

1.3 The Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Robinson & Cole LLP, located at 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or written waiver by the Parties of the conditions set forth in Article 5, or at such other place or time as the Parties may mutually agree in writing. Notwithstanding the foregoing, upon the mutual agreement of the Parties, the Closing may be consummated via the delivery of executed documents via mail or overnight service or via the transmission of executed signature pages by facsimile or electronic mail. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are contemplated and all other documents and certificates are delivered. Notwithstanding anything in this Agreement to the contrary, without the prior written consent of Buyer, the Closing shall not occur prior to the next Business Day immediately following the last day of the Marketing Period. The date of the Closing is herein referred to as the “Closing Date”.

1.4 Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Buyer shall deliver or cause to be delivered to Seller:

(i) the Purchase Price (as adjusted pursuant to the terms of Section 1.5(a) below), by wire transfer in immediately available funds, payable as follows:

(1) on behalf of the Seller, an amount representing the Intercompany Debt, to the bank account of Nielsen Finance LLC set forth on Exhibit B, in full satisfaction thereof (the “Intercompany Debt Payoff Amount”); and

(2) an amount representing the Purchase Price (as adjusted pursuant to the terms of Section 1.5(a) below) less the Intercompany Debt Payoff Amount to the bank account of Seller set forth on Exhibit B.

(ii) the Transition Services Agreement, substantially in the form attached hereto as Exhibit C, pursuant to which The Nielsen Company (US), LLC will perform or cause to be performed certain transition services for Buyer, following the Closing pursuant to the terms therein (the “Transition Services Agreement”), duly executed by Buyer;

(iii) a certificate of an executive officer of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) and stockholders of Buyer authorizing and approving the execution, delivery and performance of Transaction Documents and the consummation of the transactions contemplated thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by the Transaction Documents, and (B) to the incumbency and signatures of the officers of Buyer executing the Transaction Documents and any other document relating to the transactions contemplated thereby; and

(iv) the Buyer Certificate.

(b) Seller shall deliver or cause to be delivered to Buyer:

(i) the Transition Services Agreement, duly executed by The Nielsen Company (US), LLC;

(ii) a certificate of a director of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent body) of Seller authorizing and approving the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by the Transaction Documents, and (B) to the incumbency and signatures of the director of Seller executing the Transaction Documents and any other document relating to the transactions contemplated thereby;

(iii) the Seller Certificate;

(iv) stock certificates evidencing the Shares, free and clear of Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed;

(v) evidence reasonably satisfactory to the Buyer that the applicable members of the Company Group’s guarantees under the Credit Agreement and the Indentures and all Liens filed by Citibank, N.A. in respect of the Credit Agreement against any member of the Company Group shall have been released, in all cases as of the Closing Date; and

(vi) a statement, from an officer of the Company that certifies that the Shares do not constitute a U.S. real property interest for purposes of Section 1445 of the Code and the Treasury Regulations thereunder.

1.5 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three (3) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”) and the Closing Indebtedness (the “Estimated Closing Indebtedness”), which statement shall also contain an estimated balance sheet of the Business as of the Closing Date, a calculation of Estimated Closing Working Capital in the form attached hereto as Exhibit G and a certificate of an authorized officer of Seller stating that the Estimated Closing Statement was prepared in accordance with GAAP, applied consistently with the application used for the Audited Financial Statements and consistently with the Working Capital Guidelines. For purposes of this Section 1.5(a), in the event of a conflict between GAAP and the Working Capital Guidelines, the latter shall prevail.

(ii) The “Closing Adjustment” shall be an amount (which amount may be a positive or negative number) equal to (i) the Estimated Closing Working Capital (which number may be a positive or negative number) less negative FORTY MILLION DOLLARS (-$40,000,000) (the “Target Working Capital”) less (ii) the amount by which the Estimated Closing Indebtedness exceeds the Intercompany Debt Payoff Amount. If the Closing Adjustment is a positive number, the Purchase Price shall be increased by an amount equal to the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by an amount equal to the absolute value of the Closing Adjustment, i.e., the Post-Closing Adjustment expressed as a positive number.

(b) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth its calculation of Closing Working Capital and the Closing Indebtedness, which statement shall also contain a balance sheet of the Business as of the Closing Date, a calculation of Closing Working Capital and a certificate of an authorized officer of Buyer stating that the Closing Statement was prepared in accordance with GAAP applied consistently with the application used for the Audited Financial Statements and consistently with the Working Capital Guidelines. For purposes of this Section 1.5(b), in the event of a conflict between GAAP and the Working Capital Guidelines, the latter shall prevail.

(ii) The “Post-Closing Adjustment” shall be an amount (which amount may be a positive or negative number) equal to (i) the Closing Working Capital less the Estimated Closing Working Capital plus (ii) the Estimated Closing Indebtedness less the Closing Indebtedness. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment, i.e., the Post-Closing Adjustment expressed as a positive number.

(c) Post-Closing Examination and Review.

(i) Examination. Seller shall have sixty (60) days (the “Review Period”) following receipt of the Closing Statement to review the Closing Statement. During the Review Period, Seller and its representatives shall have full access to the books and records of the Business, the personnel of, and work papers prepared by, Buyer or its representatives to the extent that they relate to the Closing Statement and to such historical financial information relating to the Closing Statement, in each case, as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). Upon Seller’s delivery of the Statement of Objections, Buyer and Seller shall negotiate in good faith to resolve such objections within twenty (20) days after the delivery of the Statement of Objections (or such longer period as the Parties may mutually agree in writing (the “Resolution Period”), and, if the objections are resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been agreed to in writing by Buyer and Seller during the Resolution Period, shall be final and binding on the Parties. If Seller does not deliver a Statement of Objections prior to the expiration of the Review Period, the Post-Closing Adjustment and the Closing Working Capital as determined pursuant to the Closing Statement shall be final and binding on the Parties.

(iii) Resolution of Disputes. If Seller and Buyer are unable to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any items or amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the Independent Accountants, who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The Parties agree that all such adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items and amounts under dispute by the Parties and the Independent Accountants’ decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be shared equally between Buyer and Seller.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties may mutually agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi) Payments of Post-Closing Adjustment. Any payment of the Post-Closing Adjustment shall be due and payable by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be, within five (5) Business Days of the determination of a final and binding Post-Closing Adjustment in accordance with this Section 1.5(c).

(vii) The Parties agree that the procedure set forth in this Section 1.5(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 1.5(c) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article 2 are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Subject to Section 9.12, the Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2.

2.1 Organization, Qualification and Corporate Power of Seller. Seller is a company organized under the laws of the Netherlands. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2 Organization, Authority and Qualification of Company Group. Each member of the Company Group is duly organized, validly existing and in good standing under the laws of the state of its organization and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. No member of the Company Group is in violation of its respective Governing Documents in any material respect.

2.3 Capitalization.

(a) The authorized capital stock and the number of shares of capital stock issued and outstanding of each member of the Company Group is set forth on Schedule 2.3(a). All of the issued and outstanding shares of capital stock of each member of the Company Group have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Persons listed on Schedule 2.3(a), free and clear of all Liens, other than those Liens listed on Schedule 2.3(a), and were issued in compliance with applicable Securities Laws or exemptions therefrom and not in violation of any preemptive or similar rights. Seller has full power, right and authority to convey the Shares to Buyer, which conveyance shall be made at the Closing free and clear of all Liens. Other than the shares of capital stock listed on Schedule 2.3(a), no member of the Company Group owns, of record or beneficially, any direct or indirect capital stock or other similar interest or any right (contingent or otherwise) to acquire the same in any Person.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other equity interest of any member of the Company Group or obligating Seller or any member of the Company Group to issue, sell, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other interest of any member of the Company Group. No member of the Company Group has any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity interest of any member of the Company Group or any agreement providing for registration rights with respect to the capital stock or other equity interest of any member of the Company Group.

2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, including the filing of Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of Seller or any member of the Company Group, (b) require on the part of Seller or any member of the Company Group any notice to or filing with, or any permit, license, authorization, consent or approval of, any Governmental Entity, (c) except as set forth on Schedule 2.4, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel any Material Contract, (d) violate any Order or Legal Requirements applicable to any member of the Company Group or (e) result in the creation or imposition of any Lien with respect to any of the assets or properties of Seller or any member of the Company Group; except, with respect to subsections (b), (c), (d) and (e) of this Section 2.4, for any conflict, breach, default, acceleration, termination, modification, cancellation, result, violation, creation or imposition which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

2.5 Financial Statements. True and correct copies of the Financial Statements have been provided to Buyer. The Financial Statements have been prepared from the books and records of the Company Group and fairly present in all material respects, in accordance with GAAP applied on a consistent basis, as of the dates and for the periods indicated therein, the combined financial position, results of operations and cash flows of the Company Group.

2.6 Absence of Certain Changes. Except as set forth on Schedule 2.6, since December 31, 2012, (a) each member of the Company Group has operated in the Ordinary Course of Business in all material respects, (b) there has occurred no change, event, circumstance or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, (c) no member of the Company Group has materially changed the accounting principles, methods or practices of the Company Group, except in each case to conform to GAAP and (d) no member of the Company Group has taken any action or omitted to take any actions which, had such actions or omissions occurred after the date of this Agreement and prior to the Closing would have breached any of the covenants contained in Section 4.3 (other than the covenants contained in Sections 4.3(c), (d) and (h)).

2.7 Undisclosed Liabilities. The Company Group has no Liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) Liabilities adequately reflected or reserved against on the Most Recent Balance Sheet, (b) Liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other Liabilities incurred in the Ordinary Course of Business under contracts disclosed on Schedule 2.8(a), and (d) Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.8 Material Contracts.

(a) Schedule 2.8(a) lists each of the following contracts and other agreements of the Company Group (together with all Leases listed on Schedule 2.10(b), collectively, the “Material Contracts”):

(i) each agreement of a member of the Company Group involving (i) aggregate consideration payable to or by a member of the Company Group in excess of $500,000 or (ii) requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by a member of the Company Group without material penalty with less than 180 days’ notice;

(ii) each services contract, facility contract, sponsorship contract, vendor contract or other contract or agreement the cancellation of which would be materially adverse to the Business;

(iii) all agreements that relate to the sale of the Company Group’s assets, other than in the Ordinary Course of Business, which contain ongoing obligations on the part of any member of the Company Group;

(iv) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise), which contain ongoing obligations on the part any member of the Company Group;

(v) except for agreements relating to trade receivables, all agreements relating to Indebtedness of any member of the Company Group;

(vi) all agreements (A) limiting the freedom of any member of the Company Group or any of its Affiliates after the Closing to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, (B) containing exclusivity obligations or similar restrictions binding on and material to any member of the Company Group or any of its Affiliates after the Closing or that would be binding on Buyer or any of its Affiliates after the Closing or (C) grants a most-favored nation status to any Person, in a manner that is material to the Business;

(vii) partnership or joint venture agreements or teaming agreements and other agreements involving a sharing of profits, losses, costs or liabilities of any member of the Company Group with any other Person with a value greater than $500,000;

(viii) agreements placing restrictions on dividends, distributions or loans or that require the retention of assets, reserves, earnings or capital by any member of the Company Group;

(ix) agreements involving any resolution or settlement of any actual or threatened Proceeding or other governmental proceeding involving any member of the Company Group with a value greater than $500,000 or other material requirements;

(x) agreements which require any capital commitment or capital expenditure (or series of capital expenditures) by the Company Group in an amount that individually or in the aggregate is greater than $500,000;

(xi) any agreement with any Material Service Provider;

(xii) any agreement that is an employment agreement with an executive officer or provides for severance, retention, change of control or other similar payments;

(xiii) all agreements pursuant to which any member of the Company Group licenses intellectual property to or from third parties except for (A) licenses of unmodified or non-customized commercial off-the-shelf software available for a license fee of no more than $250,000 annually and (B) non-exclusive licenses granted in the Ordinary Course of Business in connection with the sale or license of Company products or services; and

(xiv) all agreements between or among the Company Group on the one hand and Seller or any Affiliate of Seller (other than the Company Group) on the other hand.

(b) A true and complete copy of each Material Contract (including all amendments, exhibits and schedules thereto) has been made available to Buyer. All Material

Contracts are valid, binding and in full force and effect and enforceable by the members of the Company Group party thereto in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 2.8(b), (i) no member of the Company Group is, and, to the Knowledge of Seller, no other party thereto is, in breach of, or default under, any Material Contract, except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect and (ii) neither Seller nor any member of the Company Group has received written notice of any intention to terminate, not renew or challenge the validity or enforceability of, any Material Contract. Except as set forth on Schedule 2.8(b), no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration under such Material Contract, except for such terminations, modifications or accelerations that would not reasonably be expected to have a Material Adverse Effect.

2.9 Tax Matters. Except as otherwise set forth on Schedule 2.9:

(a) All material Tax Returns required to be filed by each member of the Company Group have been duly and timely filed (including any extensions applicable thereto);

(b) All material Tax Returns filed by each member of the Company Group are true, complete and correct in all material respects;

(c) No member of the Company Group is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. All material Taxes due and owing by each member of the Company Group (whether or not shown on any Tax Return) have been paid or accrued;

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of any member of the Company Group. There are no Claims or Proceedings ongoing by any Tax Authority or, to Seller’s Knowledge, threatened in writing by any Tax Authority against any member of the Company Group. No written claim has been made by any Tax Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction;

(e) No member of the Company Group is a party to any Tax sharing agreement;

(f) All material Taxes that each member of the Company Group has been obligated to withhold from amounts paid or owed to any employee, creditor, stockholder or other third party have been withheld and timely paid (or are being held pending payment over to the appropriate Governmental Authority);

(g) No Member of the Company Group has been the “distributing corporation” or the “controlled corporation” in a transaction occurring within the two year period ending on the date hereof that purported or was intended to be governed by Section 355 of the Code;

(h) No Member of the Company Group has been a party to (i) a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or (ii) a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2);

(i) No member of the Company Group has received a private letter ruling from the Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any corresponding provision of state, local or foreign Law) that, in either case, will materially affect the taxation of any member of the Company Group after the Closing;

(j) No member of the Company Group will be required to include any material amount in income in, or exclude any material amount of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of (i) any change in a method of accounting for Tax purposes occurring with respect to a member of the Company Group prior to the Closing Date, (ii) any closing agreement described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law) executed by a member of the Company Group prior to the Closing Date, (iii) installment sale or open transaction treatment for a transaction entered into by a member of the Company Group prior to the Closing Date, (iv) an election made by a member of the Company Group prior to the Closing Date under Section 108(i) of the Code, or (v) prepaid amounts received by a member of the Company Group prior to the Closing Date outside the Ordinary Course of Business; and

(k) No member of the Company Group has any actual liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), as a transferee or successor or by contract.

Notwithstanding anything to the contrary in this Agreement, Seller makes no representations or warranties in respect of the existence, amount, usability or limitations on usage of the Tax attributes of the Company Group or any member of the Company Group for Tax periods (or portions thereof) beginning on or after the Closing Date, including, without limitation, net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits and depreciation periods. Except for certain representations related to Taxes in Section 2.12, the representations and warranties set forth in this Section 2.9 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

2.10 Title to Assets, Real Property.

(a) Except as otherwise set forth on Schedule 2.10(a), one or more members of the Company Group has good and valid title to, or a valid leasehold interest in, all of the material assets of the Business and all Real Property, tangible personal property and other assets reflected in the Financial Statements or acquired after the Most Recent Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date. Except as otherwise set forth on Schedule 2.10(a), all such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens. The assets that are owned by or leased or licensed to the Company Group and the assets to be provided pursuant to the Transition Services Agreement, collectively, constitute all of the assets, tangible and intangible, necessary to operate the Business substantially in the manner presently operated following the Closing.

(b) Schedule 2.10(b) lists the street address of each parcel of leased Real Property leased by any member of the Company Group (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

2.11 Employment Matters.

(a) No member of the Company Group is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any employees thereof and, to the Seller’s Knowledge, there are no current union organization activities or representation questions involving Company Group Employees. Since December 31, 2010, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company Group.

(b) Schedule 2.11(b) contains a complete and accurate list of the name, title, current annual base salary, target bonus amount and bonuses paid or earned with respect to the last completed fiscal-year for each Company Group Employee. Each member of the Company Group is in compliance with all applicable laws pertaining to employment and employment practices, except to the extent non-compliance would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there are no Claims or Proceedings against any member of the Company Group pending with any Governmental Entity or arbitrator in connection with the employment of any Company Group Employee or former employee of the Company Group, including, without limitation, any Claim or Proceeding relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable laws.

(c) The representations and warranties set forth in this Section 2.11 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

2.12 Employee Benefit Matters.

(a) Schedule 2.12(a) contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Company Group Employees, current directors of the Company Group or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or its Affiliates, or under which the Company has any material Liability for contributions or benefits (as listed on Schedule 2.12(a), each, a

“Benefit Plan”). Except as set forth on Schedule 2.12(a), no member of the Company Group sponsors or maintains any Benefit Plan. Seller has delivered to Buyer complete and accurate copies of (i) all Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) the most recently filed annual report with respect to such Benefit Plans filed on IRS Form 5500.

(b) Except as set forth on Schedule 2.12(b), (i) each Benefit Plan has been administered in material compliance with its terms and the Company and its Affiliates have met their obligations with respect to each Benefit Plan and have made all required contributions thereto in accordance with all applicable Laws, and (ii) each Benefit Plan is in material compliance with the currently applicable provisions of ERISA and the Code and all applicable interpretations and regulations thereunder, as well as all other applicable Laws. All filings and reports as to each Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c) There are no Proceedings (except claims for benefits payable in the normal operation of the Benefit Plans and Proceedings with respect to qualified domestic relations orders) against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that would reasonably be expected to result in any Liability to the Company Group.

(d) All Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that could reasonably be expected to adversely affect its qualification. Each Benefit Plan has been amended to comply with all provisions of the Code which are applicable to such Benefit Plan.

(e) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). No member of the Company Group or any of its Affiliates has incurred or is reasonably expected to incur any Liability under Title IV of ERISA that has not been satisfied in full.

(f) Except as set forth on Schedule 2.12(f) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g) There are no unfunded obligations under any Benefit Plan providing health care benefits after termination of employment to any Company Group Employees (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state Law.

(h) No act or omission has occurred and no condition exists with respect to any Benefit Plan that could reasonably be expected to subject the Company Group to (i) any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan.

(i) Except as would not have a Material Adverse Effect, there is no pending or, to Seller’s Knowledge, threatened Proceeding relating to a Benefit Plan that would reasonably be expected to subject the Company Group to a material liability.

(j) Except as would not have a Material Adverse Effect, neither the Company nor any of its Affiliates has classified an individual as an “independent contractor” or of similar status who, according to any Benefit Plan or agreement or applicable Law, should have been classified as an employee or of similar status.

(k) Except as set forth on Schedule 2.12(k), or as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Company Group Employee or director of the Company Group of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant of the Company Group; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan sponsored or maintained by any member of the Company Group, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. Except as otherwise set forth on Schedule 2.12(k), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(l) Except as set forth in Schedule 2.12(l), with respect to each Benefit Plan which is or could be subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences, and (iii) each member of the Company Group has complied with all tax reporting rules with respect to such Benefit Plan pursuant to Section 409A. No Benefit Plan provides for a “gross up” or similar payments in respect of any amount of “additional tax” that may become payable under Section 409A of the Code or any excise tax that may become payable under Section 4999 of the Code.

(m) Notwithstanding anything to the contrary in this Agreement, neither this Section nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

(n) The representations and warranties set forth in this Section 2.12 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

2.13 Intellectual Property.

(a) Schedule 2.13(a) lists all registrations or applications for Intellectual Property owned by any member of the Company Group, and each such item of Intellectual Property is owned exclusively by a member of the Company Group free and clear of all Liens (other than Permitted Liens), and is in good standing with the Governmental Entity before which it is registered or pending and, to Seller’s Knowledge, is valid and enforceable. Except as set forth on Schedule 2.13(a), or as would not have a Material Adverse Effect, one or more members of the Company Group owns or has the right to use all Intellectual Property used in the conduct the Business (the “Company Group Intellectual Property”). The consummation of the transactions contemplated by this Agreement will not alter or impair any Company Intellectual Property.

(b) Except as set forth on Schedule 2.13(b), (i) the Company Group Intellectual Property as currently licensed or used by one or more members of the Company Group, and the Company Group’s conduct of the Business as currently conducted, does not infringe, violate or misappropriate the Intellectual Property of any Person, provided that the foregoing representation shall be given to Seller’s Knowledge with respect to Patents, Trademarks or any Licensed Intellectual Property; and (ii) to Seller’s Knowledge, no Person is infringing, violating or misappropriating any Company Group Intellectual Property.

(c) Except as set forth on Schedule 2.13(c), (i) one or more members of the Company Group owns or otherwise possesses all right, title and interest in and to the Company Group Intellectual Property or IT Assets that are necessary for the operation of the Business; and (ii) there are no outstanding written or, to Seller’s Knowledge, oral Claims against Seller asserting (A) the invalidity, misuse or unenforceability of any Company Group Intellectual Property or (B) that neither the Company Group Intellectual Property nor the Business in any manner infringes, violates or misappropriates the Intellectual Property or other proprietary rights of any other Person.

(d) Except as set forth on Schedule 2.13(d), (i) no application or registration for any item of Company Group Intellectual Property is subject to any outstanding order of a Governmental Entity; and (ii) no Claim or Proceeding is pending or, to Seller’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such application or registration.

(e) Each member of the Company Group has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its confidential information and the trade secrets included in the Company Group Intellectual Property.

(f) To Seller’s Knowledge, the Company Websites and the Company Group’s software, databases, systems, networks and Internet sites and information stored or contained therein or transmitted thereby (“IT Assets”) are free from material bugs and other defects, have not materially malfunctioned or failed within the past three years, and do not contain any viruses, malware, Trojan horses, or similar devices. Each member of the Company Group has implemented security, backup, and disaster recovery measures and technology consistent with industry practices and, to the Seller’s Knowledge, there has been no unauthorized or improper access of the IT Assets.

2.14	Legal Compliance.

(a) Each member of the Company Group is in compliance with all Laws applicable to it or its business, except where the failure to be in compliance would not have and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.14(a), no member of the Company Group is subject to any Order. No member of the Company Group has received any written notices or complaints from any third party (including any Governmental Entity) challenging its practices with respect to data privacy or the use, collection, or protection of personal information.

(b) All Permits required for the Company Group to operate the Business have been obtained and all such Permits are in full force and effect and the Company Group is in compliance in all material respects therewith, except where the failure to obtain any Permit and/or be in compliance with any Permit would not have and would not reasonably be expected to have a Material Adverse Effect. Schedule 2.14(b) lists all such Permits. Except as listed on Schedule 2.14(b), to Seller’s Knowledge, no Governmental Entity has threatened to revoke, amend or impose any condition or sanction in respect of any such Permit, or commenced proceedings to revoke, amend, or impose any condition or sanction in respect of any such Permit, except where such revocation, amendment, condition or sanction would not have and would not reasonably be expected to have a Material Adverse Effect. All applications required to have been filed for the renewal of any such Permits have been filed with the appropriate Governmental Entities, except where the failure to make such filing would not have or would not reasonably be expected to have a Material Adverse Effect.

(c) None of the representations and warranties contained in this Section 2.14 shall be deemed to relate to employee benefits matters (which are governed by Section 2.12), employment matters (which are governed by Section 2.11) or Tax matters (which are governed by Section 2.9).

2.15 Litigation. Except as set forth on Schedule 2.15, there is (and for the past five (5) years, there has been) no Claim or Proceeding which is pending or, to Seller’s Knowledge, has been threatened in writing against or by, or involving, any member of the Company Group or any of the properties or assets of any member of the Company Group, which if determined adversely to one or more members of the Company Group would result in or would reasonably be expected to result in a Material Adverse Effect.

2.16 Accounts Receivable. All accounts receivable of each member of the Company Group reflected in the Financial Statements are valid receivables that arose in the Ordinary Course of Business from bona fide sales of products and services.

2.17 Brokers. Except for Credit Suisse Securities (USA) LLC and any Affiliates thereof (the “Broker”), the fees of which will be paid by Seller, no investment banker, finder, broker, agent or other intermediary has worked for or on behalf of

Seller in connection with the negotiation or consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

2.18 Insurance. Schedule 2.18 sets forth a list of all insured policies maintained by or on behalf of the Company Group. Except as set forth on Schedule 2.18, there are no outstanding unpaid claims under any such policy with respect to the Company Group, and neither the Seller, with respect to the Company Group, nor the Company Group has received any written (a) refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) notice of cancellation or non-renewal of any such policy or binder.

2.19 Material Service Providers. Schedule 2.19 sets forth (i) the Company’s 20 largest trade shows, by dollar volume, for each of (A) fiscal year 2011 and (B) fiscal year 2012 (collectively, the “Key Shows”); and (ii) the facilities, the associations and the decorators associated with each Key Show during such periods (the “Material Service Providers”). Except as set forth on Schedule 2.19, none of the Material Service Providers has ceased, or, to Seller’s Knowledge, provided notice of its intent to cease, to provide services to the Company Group or to otherwise terminate or materially reduce its relationship with the Company Group.

2.20 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 2 (including the related portions of the Disclosure Schedule), none of the Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding any member of the Company Group furnished or made available to Buyer (including information included in that certain Confidential Information Memorandum delivered by the Broker to the Buyer, dated February 2013 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company Group, the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 3 are true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization, Qualification and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the nature of Buyer’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement. Buyer has all requisite corporate power and authority to operate the Business from and after the Closing.

3.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations under this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and with each of the Transaction Documents upon its execution and delivery by Buyer, will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, including the filing of Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, neither the execution and delivery by Buyer of this Agreement or the Transaction Documents, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Governing Documents of Buyer, (b) require on the part of Buyer any notice to or filing with, or any permit, license, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel any contract or instrument relating to or affecting Buyer’s business or to which any of Buyer’s assets is subject, (d) result in the imposition of any Lien upon any of Buyer’s assets, or (e) violate any Order or Legal Requirement applicable to Buyer’s business or any of Buyer’s assets; except, with respect to subsections (b), (c), (d) and (e) of this Section 3.3, for any conflict, breach, default, acceleration, termination, modification, cancellation, result or violation which individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or adversely affect the consummation of the transactions contemplated hereby.

3.4 Financing.

(a) Buyer has delivered to Seller a true, correct and complete copy, of the executed commitment letter (including all exhibits, schedules and amendments thereto), dated May 4, 2013 (the “Debt Commitment Letter”), among Buyer and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Credit Suisse AG,

Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, UBS Loan Finance LLC and UBS Securities LLC (together with any agent or arranger affiliated therewith, the “Debt Financing Sources”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources have agreed and committed to provide the financing to Buyer set forth therein on or prior to the Closing Date (the “Debt Financing”). The Debt Commitment Letter is (a) in full force and effect and is the valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, and (b) has not been amended, restated or otherwise modified or waived and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. There are no conditions precedent to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Buyer has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Debt Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other parties thereto, under the Debt Commitment Letter. As of the date hereof, Buyer is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, nor does it have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Buyer on the Closing Date.

(b) Buyer has delivered to Seller a true, correct and complete copy, of the executed commitment letter (including all exhibits, schedules and amendments thereto), dated May 4, 2013 (the “Equity Commitment Letter”, and, together with the Debt Commitment Letter, the “Commitment Letters”), among Buyer, Onex Partners III LP (the “Sponsor”), and Seller, pursuant to which, and subject to the terms and conditions thereof, the Sponsor has agreed and committed to provide the equity financing to Buyer set forth therein on or prior to the Closing Date (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter is (a) in full force and effect and is the valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, and (b) has not been amended, restated or otherwise modified or waived and the commitments contained in the Equity Commitment Letter have not been withdrawn, modified or rescinded in any respect. There are no conditions precedent to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other parties thereto, under the Equity Commitment Letter. As of the date hereof, Buyer is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Equity Commitment Letter inaccurate, nor does it have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Buyer on the Closing Date. The Equity Commitment Letter provides, and will continue to provide, that the Seller and the Company Group are third party beneficiaries thereof and are entitled to enforce the Equity Commitment Letter.

(c) Subject to the terms and conditions of the Debt Commitment Letter and the Equity Commitment Letter, the net proceeds of the Debt Financing, together with the net proceeds of the Equity Financing will, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of any amounts required to be paid by Buyer pursuant to Article 1 and of all fees and expenses required to be paid by Buyer and reasonably expected to be incurred in connection herewith. As of the date hereof, there are no side letters or other agreements related to the funding of the Financings other than as expressly contemplated by the Commitment Letters. Buyer has fully paid any and all commitment fees or other fees in connection with the Financings that are payable on or prior to the date hereof.

3.5 Solvency. As of immediately after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents: (i) the amount of the “fair saleable value” of the assets of Buyer and the members of the Company Group on a consolidated basis will exceed the total amount of all Liabilities of Buyer and the Company Group on a consolidated basis, (ii) each of Buyer and each member of the Company Group will have sufficient capital on hand for the operation of the businesses in which it is engaged or in which it is intended that it engages, and (iii) each of Buyer and each member of the Company Group will be able to pay its Liabilities, when due.

3.6 Litigation. There is no Claim or Proceeding which is pending or has been threatened in writing against Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Transaction Documents. To Buyer’s knowledge, there is no basis for the commencement of any such Proceeding.

3.7 Brokers. Except as set forth on Schedule 3.7, the fees of which will be paid by Buyer, no investment banker, finder, broker, agent or other intermediary has worked for or on behalf of Buyer in connection with the negotiation or consummation of any of the transactions contemplated by this Agreement, and no Person is entitled to receive any brokerage commission, finder’s fee or other compensation or fee as a result thereof.

3.8 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

3.9 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company Group, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 2 of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of Seller, any member of the Company Group or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article 2 of this Agreement (including the related portions of the Disclosure Schedule).

ARTICLE 4

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that its representations and warranties remain true and correct in all material respects through the Closing.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, or cause to be obtained, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws in connection with the consummation of the transactions contemplated by this Agreement, including: (i) filing or submitting, or causing the filing or submission of, all such Party’s filings and submissions required to be made to any Governmental Entity in connection with the transactions contemplated by, or resulting from, this Agreement, including the filing of Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act; (ii) using its Reasonable Best Efforts to obtain an early termination of the applicable waiting period; and (iii) making any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall take any and all action necessary to obtain any necessary approval from any Governmental Entity or to prevent the initiation of any lawsuit by any Governmental Entity under any antitrust or competition Law or to prevent the entry of any Order that would otherwise make the consummation of the transactions contemplated by this Agreement unlawful, including: (A) divesting, disposing or transferring any of its assets, properties or businesses or the assets, properties or businesses to be acquired by it pursuant to the transactions contemplated by this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; (B) licensing or otherwise making available to any Person, any technology or other intellectual property rights of Buyer (prior to or after the Closing) or any member of the Company Group (after the Closing); (C) holding separate any assets or operations of Buyer (either before or after the Closing) or any member of the Company Group (after the Closing); or (D) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Entity or otherwise) regarding future operations of Buyer’s business prior to or after the Closing, including with regard to the Business.

(b) If any action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any antitrust or competition Law, or if any Order is entered, enforced or attempted to be entered or enforced by a Governmental Entity, which Order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated by this Agreement, Buyer shall take any and all actions necessary to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any such Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement and to have such Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(c) Seller shall use its Reasonable Best Efforts to obtain all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are set forth on Schedule 4.2(c).

4.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Seller shall, and shall cause the Company Group in the Ordinary Course of Business to, use its Reasonable Best Efforts to preserve intact the Company Group’s current business organization and the Business and to preserve the rights, goodwill and relationships of the Company Group’s customers, suppliers, employees and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, except as set forth on Schedule 4.3, Seller shall not cause or permit the Company Group to, without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned):

(a) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates of Seller or any member of the Company Group) increase in any manner the compensation or fringe benefits of (other than as provided for in any written agreements entered into on or prior to the date hereof or in the Ordinary Course of Business) or materially modify the employment terms of (other than in the Ordinary Course of Business), the Company Group Employees;

(b) amend any of its Governing Documents;

(c) change its accounting methods, principles or practices or make any new elections, or changes to any current elections, or amend any material Tax Return, with respect to Taxes in each case where such change or election or amended Tax Return is made outside the Ordinary Course of Business;

(d) settle, compromise or fail to timely pay when due (except for Tax liabilities being contested in good faith) any material Tax liability, or fail to file any material Tax Return when due (taking into account any applicable extensions);

(e) incur, assume or guarantee any Indebtedness, including any Indebtedness for borrowed money in an aggregate amount exceeding $250,000, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(f) sell or otherwise dispose of any of the assets, except in the Ordinary Course of Business and except for any assets having an aggregate value of less than $250,000;

(g) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Material Contract, other than in the Ordinary Course of Business;

(h) enter into any agreement that would be a Material Contract or materially amend the terms of, renew, waive or terminate, any Material Contract other than in the Ordinary Course of Business;

(i) merge or consolidate with, or purchase material assets of, or otherwise acquire the business of, any Person;

(j) declare any dividend or commit to make any other distribution to its stockholders in respect of its capital stock or other ownership interests which is not paid at or prior to Closing;

(k) fail to incur any capital expenditure provided for in the capital expenditure budget provided to Buyer; or

(l) agree in writing or otherwise to take any of the foregoing actions.

4.4 Confidential Information. Except as provided in this Section 4.4 or Section 4.7, neither Party shall disclose any Confidential Information of the other Party without the prior written consent of such Party. Each Party shall, with respect to the other Party’s Confidential Information: (a) use such Confidential Information solely in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby; (b) not disclose such Confidential Information to any third party (other than the receiving Party’s employees and/or professional advisors on a need-to-know basis who are directed by the receiving Party to observe the terms of this Section 4.4 as though they were bound by such terms); and (c) use the same standard of care it uses to protect its own Confidential Information to protect such Confidential Information; provided, that in no event will such standard of care be less than a reasonable degree of care; provided, further, that if any Party is required to disclose Confidential Information by Law, including the written order of a court or other Governmental Entity, then (i) the receiving Party shall provide (A) if permitted by Law and practical under the circumstances, prompt written notice to the disclosing Party so that the disclosing Party may have time to take action to oppose or limit such order and (B) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations on disclosure and (ii) in the absence of such a protective order or other limitation, the receiving Party shall make such disclosure that is required by Law to be disclosed. Each Party shall immediately return or otherwise shall destroy or delete, as directed by the other Party, such other Party’s Confidential Information, including copies thereof, immediately upon such Party’s written request; provided, that such Party shall be permitted to retain such copies of the Confidential Information as are necessary to meet any applicable legal or regulatory requirements or internal audit or internal compliance requirements, or copies created pursuant to automatic archiving and back-up procedures. Each Party shall use Reasonable Best Efforts to avoid any disclosure prohibited or restrained hereunder by any director, employee, Affiliate or agent of such Party. Each Party agrees that any action by any director, employee, Affiliate, agent or other representative of such Party that, if such director, employee, Affiliate, agent or other representative were a party to this Agreement, would violate the terms of this Section 4.4, shall be deemed a breach of this Agreement by such Party. Notwithstanding anything to the contrary contained in this Agreement, a disclosing Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Section 4.4.

4.5 Access to Information. From the date hereof to the Closing Date, Seller shall and shall cause the Company Group to: (i) afford Buyer and its representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other data related to the Company Group; and (ii) furnish Buyer and its representatives and the Debt Financing Sources with such financial, operating and other data and information related to the Company Group as Buyer may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours, upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such manner as not to interfere with the normal operations of the Company Group. All requests by Buyer for access pursuant to this Section 4.5 shall be submitted or directed exclusively to Alice Wang or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything herein to the contrary, neither Seller nor the Company Group shall be required to disclose any information to Buyer if such disclosure would, in Seller’s reasonable discretion: (A) jeopardize any attorney-client or other privilege; or (B) contravene any applicable Law, fiduciary duty or agreement entered into prior to the date of this Agreement. Prior to the Closing Date, without the prior written consent of Seller, which may not be unreasonably withheld, delayed or conditioned, Buyer shall not contact any suppliers to, or customers of, the Company Group. Buyer shall, and shall use its Reasonable Best Efforts to cause its representatives and the Debt Financing Sources to, abide by the terms of Section 4.4 hereof with respect to any access or information provided pursuant to this Section 4.5.

4.6 Certain Employee Matters.

(a) Within three days prior to the Closing Date, Seller shall provide to Buyer an updated Schedule 2.11(b) setting forth, as of the most recent date practicable, each Company Group Employee.

(b) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company Group to provide each Company Group Employee who remains employed with the Company Group or the Buyer immediately after the Closing Date (“Company Group Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided to such Company Group Continuing Employee by the Company Group or Affiliates thereof immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided to such Company Group Continuing Employee by the Company Group or Affiliates thereof immediately prior to the Closing; (iii) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Group Continuing Employee immediately prior to the Closing, as provided by the Company Group or Affiliates thereof; and (iv) employee benefit plans which are substantially similar in the aggregate to the Benefit Plans in effect for such Company Group Continuing Employee immediately prior to the Closing, provided, that Buyer shall not be required to provide retiree health coverage to any Company Group Continuing Employee.

(c) With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively “Buyer Benefit Plan”) in which any Company Group Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company Group, to recognize all service of the Company Group Continuing Employees with the Company Group, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Group Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, or (ii) such service was not recognized under a corresponding Benefit Plan.

(d) As of the Closing Date, the Seller shall cause to be vested all unvested account balances held by any Company Group Continuing Employee under any tax-qualified defined contribution savings plan maintained by Seller or any Affiliate. Prior to the Closing Date, Seller shall take all action necessary to terminate and liquidate the portion of any “non-qualified deferred compensation plan” (within the meaning of Section 409A of the Code) that relates to any Company Group Continuing Employee, in the manner required by Treas. Reg. § 1.409A-3(j)(4)(ix)(B).

(e) Notwithstanding anything herein to the contrary and for the avoidance of doubt, on and after the Closing, Seller shall remain responsible for all Liabilities related to any Benefit Plan (including, for the avoidance of doubt, the retention letters listed on Schedule 2.12(a), but not any Benefit Plan sponsored or maintained by the Company Group); provided, however, that after any applicable transition period following the Closing Date, Buyer shall be responsible for COBRA continuation benefits with respect to Company Group Continuing Employees on and after the end of such transition period.

(f) This Section 4.6 shall be binding upon and inure solely to the benefit of each of the Parties hereto, and nothing in this Section 4.6, express or implied, shall confer upon any other Person any rights or remedies of any nature. This Section 4.6 shall not be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or create any right in any Company Group Employee or any other Person to continued employment of any nature or duration.

4.7 Publicity.

(a) Neither Party shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed, or conditioned, unless otherwise required by any Legal Requirements.

(b) Other than in connection with the filings required pursuant to the Hart-Scott-Rodino Act or the Debt Financing or any alternative financing contemplated by Section 4.13(a), the terms of this Agreement and the Transaction Documents shall not be disclosed or otherwise made available to any third party and copies of this Agreement and the Transaction Documents shall not be publicly filed or otherwise made available to any third party, except where such disclosure, availability or filing is required by any Legal Requirements and only to the extent required by such Legal Requirements.

4.8 WARN Act. Buyer shall not, and shall cause the Company Group not to, take any action following the Closing that could result in WARN Act Liability within twelve (12) months after the Closing Date.

4.9 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company Group now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any member of the Company Group, as provided in the Governing Documents of each member of the Company Group, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed to Buyer prior to the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The obligations of Buyer under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 4.9 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 4.9 applies shall be third-party beneficiaries of this Section 4.9, each of whom may enforce the provisions of this Section 4.9).

(c) In the event Buyer, the Company Group or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company Group, as the case may be, shall assume all of the obligations set forth in this Section 4.9.

4.10 Use of Name. As promptly as practicable, but in any event within five (5) Business Days following the Closing Date, Buyer shall cause the Company and NBM to amend their respective Governing Documents, and other corporate records, to remove the name “Nielsen” or any name reasonably similar thereto from such Governing Documents and corporate records and shall promptly furnish the Buyer with evidence thereof. As promptly as practicable, but in any event within six (6) months following the Closing Date, Buyer shall, and shall cause its Affiliates, including any member of the Company Group, to, discontinue its use of the name “Nielsen” or any name reasonably similar thereto and revise all Company Group promotional materials to remove or replace all references to the name “Nielsen” therefrom. During such period of six (6) months, Seller hereby grants to Buyer and the Company Group the limited and non-exclusive right and license to use the name “Nielsen” solely in connection with the operation of the Business in the process of exhausting the inventory of printed purchase orders, sales invoices, stationery, printed forms, office and shipping supplies, and other products, equipment, and items bearing the name “Nielsen” in the possession or control of any member of the Company Group as of the Closing Date. Notwithstanding the foregoing, Buyer and its Affiliates shall have no obligation to alter, remove or otherwise eliminate any use or reference to the name “Nielsen” in (i) any materials or documents stored in archival or electronic backup systems or that otherwise is not public-facing or client-facing or (ii) any reference to the name “Nielsen” in any existing Contract or in any materials, documents or media already in distribution as of the Closing Date.

4.11 Further Assurances. From and after the Closing Date, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

4.12 Non-Competition and Non-Solicitation Covenants. From and after the Closing, Buyer shall cause NBM, the Company and each of their respective direct and indirect subsidiaries to comply with the non-competition and non-solicitation covenants set forth on Exhibits D and E, for the time periods set forth in each such Exhibit. From and after the Closing, Seller shall and shall cause its Affiliates (as such term is defined in Exhibit F) to comply with the non-competition and non-solicitation covenants set forth on Exhibit F for the time periods set forth in such Exhibit.

4.13 Financing.

(a) Buyer shall use its Reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter, including using its Reasonable Best Efforts to (i) maintain in effect the Debt Commitment Letter until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to it in the Debt Commitment Letter, (iii) enter into definitive agreements with respect thereto on the terms and conditions consistent in all material respects with the terms and conditions contemplated by the Debt Commitment Letter, (iv) consummate the Financings at or prior to Closing, (v) enforce its rights under the Debt Letter Commitment, and (vi) cause the Debt Financing Sources and Sponsor to fund the Financings required to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and to pay any and all related fees and expenses on or prior to the Closing Date. Buyer shall not amend, alter or waive, or agree to amend, alter or waive, the Debt Commitment Letter in any manner that would reasonably be expected to impair, delay or prevent the funding of the Debt Financing described therein or the timely occurrence of the transactions contemplated by this Agreement. In furtherance of the provisions of this Section 4.13, the Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded (i) to add or replace one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof, (ii) to increase the amount of indebtedness or otherwise replace one or more facilities with one or more new facilities or modify one or more facilities to replace or otherwise modify the Debt Commitment Letter, or (iii) otherwise in a manner not less favorable in the aggregate to Buyer (as determined in the reasonable judgment of Buyer), provided, that such new Debt Commitment Letter shall not (x) amend the conditions to the Debt Financing so as to adversely impact the ability of Buyer to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby or to delay (taking into account the Marketing Period) or prevent the Closing Date; (y) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (y), such amount is replaced with an amount of new equity financing on terms no less favorable in any material respect to the Buyer than the terms set forth in the Equity Commitment Letter) or one or more new debt facilities pursuant to new debt commitment letters on terms no less favorable in any material respect to the Buyer than the terms set forth in the Debt Commitment Letter) or (z) prevent, delay or impair the availability of financing under the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (and the flex provisions in the related fee letter), Buyer shall use its Reasonable Best Efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable following the occurrence of such event, but in no event later than the later of (x) the second (2nd) Business Day following the satisfaction or waiver in accordance with this Agreement of all of the conditions to close set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (y) the first (1st) Business Day following the last Business Day of the Marketing Period; provided, that Buyer shall not be required to seek or accept any such alternate financing if the terms or conditions thereof are less favorable, taken as a whole, to Buyer in its reasonable judgment than the Debt Financing to be replaced, including with respect to economic terms and conditions. Notwithstanding anything contained in this Section 4.13 or in any other provision of this Agreement, in no event shall Buyer be required to amend or waive any of the terms or conditions hereof. Buyer shall give Seller prompt notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter or definitive document related to the Debt Financing of which the Buyer becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing; and (C) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing; provided, that in no event will the Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege if the Buyer shall have used their Reasonable Best Efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within three (3) Business Days after the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstances referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(b) Seller shall, and shall cause the Company Group to, and shall use its Reasonable Best Efforts to cause its representatives to, provide to Buyer and each Debt Financing Source all cooperation reasonably requested by Buyer and the Debt Financing Sources in connection with the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act), including (i) promptly furnishing Buyer and the Debt Financing Sources with financial and other pertinent information regarding the Company Group as may be reasonably requested by Buyer (including all information necessary so that any offering document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading) and that is customary to be included in (x) marketing materials for senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) or (y) an offering document relating to an underwritten offering of high-yield debt securities under Rule 144A of the Securities Act, including audited combined balance sheets for the two most recently completed fiscal years and combined statements of income and comprehensive income and combined statements of cash flows for the three most recently completed fiscal years ended at least 90 days before the Closing Date and unaudited combined balance sheets and related statements of income, comprehensive income and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date (which have been (A) audited in accordance with AICPA standards in the case of the required annual financial statements and include an audit opinion for each period that has not been withdrawn and for which the Company Group received no notice that withdrawal is under consideration and (B) reviewed in accordance with SAS 100 in the case of the required interim financial statements), data and other information of the Company Group that would be required by Regulation S-X and Regulation S-K under the Securities Act for an offering of securities registered on Form S-1 under the Securities Act (other than Rules 3-10 and 3-16 of Regulation S-X and the Compensation Discussion and Analysis under Regulation S-K) and that would be considered sufficiently current for purposes of such a registration statement throughout the Marketing Period to permit a registration statement on Form S-1 to be declared effective by the SEC on the last day of the Marketing Period (all such information in this Section 4.13(b)(i), the “Required Bank Information”) and promptly providing Buyer with any supplements to the Required Bank Information reasonably requested by Buyer during the Marketing Period; provided that the Required Bank Information shall not include, and neither Seller nor the Company Group shall be responsible for, any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financings, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company Group), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, giving due regard to the responsibility of management to manage the business and operations of the Company Group, and assisting with the preparation of materials for rating agency presentations, roadshow presentations, bank information memoranda, offering memoranda (including the provision of “backup” support for any statements related to the Company Group in any of the foregoing) and similar documents required in connection with the Debt Financing (including assisting in the preparation of projections customarily provided to private-side credit agreement lenders and executing a customary authorization letter containing a 10b-5 representation with respect to the bank information memoranda) and otherwise assist in the marketing efforts related to the Debt Financing, (iii) using Reasonable Best Efforts to obtain consents and customary comfort letters of accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Buyer and customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) including the provision of appropriate representations to accountants, (iv) using Reasonable Best Efforts to assist Buyer in the preparation of pro forma financial statements and financial information (A) as of the most recently completed interim period and (B) for the most recently completed year, the most recent interim period and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the transactions contemplated by this Agreement as if the transactions contemplated by this Agreement had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), (v) using Reasonable Best Efforts to help the Company procure, at least 15 calendar days prior to the Closing Date, public corporate ratings in respect of the Company Group and public ratings of facilities contemplated by the Debt Commitment Letter from Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, (vi) executing and delivering, effective as of the Closing Date, one or more credit agreements, indentures or other agreements on terms satisfactory to Buyer in connection with the Debt Financing as well as any pledge and security documents, guarantees, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer (including a certificate of the chief financial officer of the Company Group with respect to solvency matters of the Company Group on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral and taking all necessary corporate or other entity actions (including the execution of board resolutions approving the Debt Financing and the other transactions contemplated by this Agreement) to facilitate all of the foregoing (it being understood that no member of the Company Group shall be required to execute any contracts that are not contingent upon the Closing), (vii) prior to the Closing Date, providing all documentation and other information about the Company Group as is reasonably requested in writing by any Debt Financing Source at least three Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, and (viii) ensuring that there are no competing issues, offerings, arrangements or placements of debt securities or syndicated commercial bank or other credit facilities of the Company Group being offered, placed or arranged between the execution of this Agreement and the Closing Date. Buyer shall, promptly upon request by Seller, reimburse Seller and the Company Group for all reasonable out-of-

pocket costs incurred by or on behalf of Seller or the Company Group in connection with such cooperation. Notwithstanding the foregoing, prior to the Closing, no member of the Company Group or any of their Affiliates shall be required to issue any offering or information document.

(c) No member of the Company Group nor Seller shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financings prior to the Closing. Buyer shall indemnify and hold harmless Seller, the Company Group, their Affiliates and their respective representatives, officers, employees, directors, attorneys and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of Financings (including any action taken in accordance with this Section 4.13 and any information utilized in connection therewith (other than historical information relating to the Company Group provided by the Company Group in writing specifically for use in the Financing offering documents). Buyer shall promptly upon request by Seller, reimburse Seller for all documented and reasonable out of pocket costs incurred by the Seller and the Company Group in connection with this Section 4.13.

4.14 Exclusivity. Prior to the Closing or until this Agreement is terminated in accordance with its terms, Seller will not, and will use its Reasonable Best Efforts to cause its Affiliates (including the members of the Company Group) and any representatives or agents of the foregoing not to, directly or indirectly, solicit, continue inquiries, encourage, facilitate, initiate any contact, enter into discussions or negotiations, furnish any information with respect to or enter into any agreement or other instruments (whether or not binding) with any Person other than Buyer or its Affiliates concerning the submission of any proposal or offer from any Person relating to any of the following: (i) a liquidation, dissolution or recapitalization of, (ii) a merger or consolidation with or into, (iii) an acquisition or purchase of all or substantially all of the assets of, or any equity interest in, or (iv) any similar transaction or business combination involving, in each case, the Business or any member of the Company Group, as applicable. Seller shall, and shall cause each member of the Company Group and their respective Affiliates and representatives and agents to, discontinue immediately any negotiations or discussions with respect to any of the foregoing.

4.15 Pre-Closing Matters.

(a) The ownership of all Intellectual Property listed on Schedule 2.13(a) shall be duly recorded prior to the Closing in the name of a member of the Company Group with the Government Entity or other entity (e.g., domain name registrar) before which such Intellectual Property is registered or pending; provided, however, for foreign countries where recordation may take an extended period of time, Seller shall make all filings required to initiate the recordals required by the first part of this sentence prior to Closing, and prosecute such filings as promptly as practicable following the Closing in coordination with Buyer and at Seller’s sole cost and expense.

(b) Prior to Closing, Seller shall use Reasonable Best Efforts to take, or cause its Affiliates to use Reasonable Best Efforts to take, the actions set forth on Schedule 4.15. To the extent Seller or its Affiliates shall have failed to accomplish the actions set forth on Schedule 4.15 prior to the Closing, Seller shall take, or cause its Affiliates to take the actions set forth on Schedule 4.15 as soon as is practicable following the Closing.

4.16 Post-Closing Matters. Following the Closing, in the event that Buyer or Seller discover that an asset used exclusively in the Business as conducted as of the Closing (and not otherwise provided for under the Transition Services Agreement) is owned by Seller or any of its Affiliates (other than the Company Group), and as a result, was not acquired by Buyer by virtue of Buyer’s acquisition of the Shares as contemplated in this Agreement, Seller shall, or shall cause its Affiliates to, as applicable, assign, transfer and convey such asset to the member of the Company Group designated by Buyer, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance.

4.17 Resignation of Directors. At the request of Buyer, Seller shall cause any so requested director of each member of the Company Group to tender his or her resignation from such position effective prior to or at the Closing.

4.18 Insurance. Prior to the Closing, Seller shall, and shall cause its Affiliates and the Company Group to, use Reasonable Best Efforts to cause any carriers who have underwritten occurrence-based insurance policies of Seller, its Affiliates or any member of the Company Group which provide such insurance coverage to the Business or operations of any member of the Company Group to continue to make such coverage available to the Company Group following the Closing Date for claims arising out of occurrences prior to the Closing Date. Seller shall not and shall cause its Affiliates not to release, commute, buy-back or otherwise eliminate the coverage available to the Company Group under any such insurance policies. Seller acknowledges the right of Buyer (and the continuing right of the Company Group following the Closing) for access to the benefit of such insurance for such pre-Closing occurrences. Following the Closing Date, Seller and the Company Group shall cooperate with and assist the other in issuing notices of claims under such insurance policies, presenting such claims for payment and collecting insurance proceeds related thereto. Seller shall not be required to incur or pay any fees, costs or expenses in connection with complying with its obligations under this Section 4.18.

ARTICLE 5

CONDITIONS TO CLOSING

5.1 Conditions to Obligations of each Party. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the Hart-Scott-Rodino Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof and no Proceeding by any Person with respect to the transactions contemplated by this Agreement shall be pending or threatened that seeks to challenge, enjoin, restrain, make illegal or otherwise prohibit the transactions contemplated by this Agreement.

5.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article 2 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of the Closing Date, without giving effect to any “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar impact or effect therein (or any exceptions relating thereto), except (i) to the extent that the failure of such representations and warranties to be true and correct does not and would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect, and (ii) for those representations and warranties which expressly relate to a specific date (in which case such representations and warranties shall have been true and correct as of such specific date, without giving effect to any “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar impact or effect therein (or any exceptions relating thereto)), except to the extent that the failure of such representations and warranties to have been true and correct as of such specific date does not and would not reasonably be expected to, individually in the aggregate, constitute a Material Adverse Effect; provided, that the Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of the Closing Date, except for those Fundamental Representations which expressly relate to a specific date (in which case such representations and warranties shall have been true and correct in all respects as of such specific date).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Since the Most Recent Balance Sheet Date, there shall not have been any event, occurrence or development that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Buyer shall have received each of the Closing deliverables described in Sections 1.4(b)(i) – 1.4(b)(vi).

5.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article 3 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of the Closing Date, without giving effect to any “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar impact or effect therein (or any exceptions relating thereto), except (i) to the extent that the failure of such representations and warranties to be true and correct does not and would not reasonably be expected to, individually in the aggregate, constitute a Material Adverse Effect and (ii) for those representations and warranties which expressly relate to a specific date (in which case such representations and warranties shall have been true and correct as of such specific date, without giving effect to any “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar impact or effect therein (or any exceptions relating thereto)), except to the extent that the failure of such representations and warranties to have been true and correct as of such specific date does not and would not reasonably be expected to, individually in the aggregate, constitute a Material Adverse Effect.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received each of the Closing deliverables described in Sections 1.4(a)(i) -1.4(a)(iv).

ARTICLE 6

INDEMNIFICATION

6.1 Survival. All of the representations and warranties made by each Party in this Agreement shall survive the Closing Date for a period of 12 months and thereafter shall not survive; provided, that the representations in Section 2.9(a), (c), (f) and (k) shall survive until the expiration of any applicable statute of limitations. Following the Closing Date, no Party shall commence an action or make any Claim whatsoever alleging breach of any representation or warranty or pre-Closing covenant or pre-Closing agreement by any other party hereunder, except as provided in this Article 6. The obligations of the Parties under covenants and agreements set forth in this Agreement shall survive the Closing Date for a period of 12 months, except with respect to post-Closing covenants and post-Closing agreements, which shall survive until the date they otherwise expire, whether by their express terms or as a matter of applicable Law. The obligations in respect of the covenants and agreements set forth in Article 7 hereof survive beyond the date that is 12 months after the Closing Date. A party against whom claims are asserted under this Article 6 is referred to as the “Indemnifying Party”. Notwithstanding anything contained herein to the contrary, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party has been notified of a claim for indemnification in accordance with the terms of this Article 6 and such claim has not been finally resolved or disposed of at such date, such claim for indemnification shall continue to survive and shall remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

6.2 Indemnification by Seller. Subject to the provisions of this Article 6, if, after the Closing Date, Buyer, its Affiliates, or any member of the Company Group (each a “Buyer Indemnified Party”) suffer any Loss as a result of or arising out of:

(a) the breach of any representation or warranty made by Seller in this Agreement or any certificate delivered pursuant to this Agreement (other than Fundamental Representations or the representations made in Section 2.9) (without regard to any qualifications as to materiality, Material Adverse Effect or any correlative term);

(b) the breach of any Fundamental Representation or any representation regarding any Fundamental Representation in any certificate delivered pursuant to this Agreement;

(c) the breach of any agreement or covenant of Seller in this Agreement;

(d) the breach of any representation made in Section 2.9;

(e) (i) any member of the Company Group being liable for the Tax of any other Person (other than another member of the Company Group, Buyer or any Affiliate of Buyer) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) as a result of such member of the Company Group having been a member of the same consolidated, combined, unitary or similar Tax group as such other Person prior to the Closing Date; (ii) any member of the Company Group being liable for any Tax imposed on such member attributable to a taxable period ending on or prior to the Closing Date, (iii) any member of the Company Group being liable for any Tax imposed on such member attributable (under the principles of Section 7.1 hereof) to the portion of a Straddle Period ending on (and including) the Closing Date, then Seller shall reimburse such Buyer Indemnified Party the amount of such Loss; provided, however, that Seller shall have no obligation to indemnify any Buyer Indemnified Party pursuant to this Section 6.2 or any other provision of this Agreement for any Losses resulting from or arising out of (I) Taxes resulting from an actual or deemed election under Section 338 of the Code (or any corresponding or similar election under state, local or non-U.S. Tax Law) with respect to Buyer’s purchase of the Shares; (II) Taxes attributable to an action taken by Buyer or any of its Affiliates (including the members of the Company Group) following Closing; (III) Taxes attributable to a breach by Buyer of any of its obligations under this Agreement; (IV) Taxes imposed on any member of the Company Group to the extent that the application of favorable Tax attributes (including net operating losses and net operating loss carryovers) available to the Company Group or the relevant member (or which would be so available but for an action taken by a member of the Company Group, Buyer or an Affiliate of Buyer following the Closing) would prevent (or would have prevented) the liability for such Taxes, provided that to the extent the use of such favorable Tax attribute to prevent such liability for Taxes results or would have resulted in an increased Tax liability of such member of the Company Group in a taxable period ending on or prior to the Closing Date or the portion of a Straddle Period ending on (and including) the Closing Date, such increased Tax liability shall be treated as a Tax liability described in Section 6.2(e)(ii) or (iii) (as applicable) and shall be subject to the limitations on indemnification set forth in Article 6 and Article 7 (as applicable) other than this clause (IV); (V) any decrease in or limitations on favorable Tax attributes of the Company Group, any member thereof or any consolidated, combined or similar tax group of which a member of the Company Group is a member; (VI) Taxes of any member of the Company Group to the extent that the liability for such Taxes is satisfied by application of Tax payments made prior to the Closing Date which were not reflected in Closing Working Capital as finally determined pursuant to Section 1.5; (VII) Taxes of any Member of the Company Group attributable to a Tax period beginning after the Closing Date or attributable (under the principles of Section 7.1) to the portion of a Straddle Period beginning on the day after the Closing Date; or (VIII) Taxes attributable to the Financings or the arrangement thereof. Except as set forth in this Section 6.2, Seller shall have no responsibility to indemnify any Buyer Indemnified Party with respect to Tax Liabilities.

6.3 Indemnification by Buyer. Subject to the provisions of this Article 6, if, after the Closing Date, Seller or its Affiliates (each a “Seller Indemnified Party” and, together with the Buyer Indemnified Party, each an “Indemnified Party”) suffer any Loss as a result of or arising out of: (a) the breach of any representation or warranty made by Buyer in this Agreement or any certificate delivered pursuant to this Agreement without regard to any qualifications as to materiality, Material Adverse Effect or any correlative terms; (b) the breach of any agreement or covenant of Buyer in this Agreement; or (c) the breach by an member of the Company Group of any covenant in this Agreement that by its terms is to be performed after the Closing, then Buyer shall reimburse such Indemnified Party the amount of such Loss.

6.4 Limitations on Indemnification.

(a) The rights of the Buyer Indemnified Parties to indemnification pursuant to Section 6.2(a) are subject to the following limitations:

(i) the Buyer Indemnified Parties shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 6.2(a) unless such Loss (including any series of related Losses) equals or exceeds Three Hundred Thousand Dollars ($300,000) (the “De Minimis Threshold”);

(ii) Seller shall not be liable with respect to any claim for indemnification pursuant to Section 6.2(a) until the total amount of claims against Seller under Section 6.2(a) exceeds Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Threshold”) and then only for the excess over the Threshold; and

(iii) Seller’s aggregate liability with respect to claims for indemnification pursuant to Section 6.2(a) shall not exceed Forty Seven Million Five Hundred Thousand Dollars ($47,500,000) (the “Cap”).

(b) The Indemnified Parties shall not be entitled to recover for any Loss pursuant to Section 6.2(a) to the extent that (1) such Indemnified Party receives proceeds from insurance policies for such Losses in connection with the circumstances related to the claim giving rise to the Losses (but less the amount of any increase in the premium for the insurance policy under which payment of insurance proceeds was made attributable to the payment of such Losses), (2) such Buyer Indemnified Party recovers directly from a third party an amount directly related to the claim giving rise to the Losses or (3) the circumstances giving rise to such Loss give rise to actual Tax benefits to a Buyer Indemnified Party, calculated on a “with or without” basis and taking into account any Tax detriment to any Buyer Indemnified Party from the receipt of the indemnification payment; provided, however, that any increase in Tax attributable to a reduction in Purchase Price by reason of Section 6.4(e) herein shall not be treated as a detriment for this purpose.

(c) The Indemnified Parties shall not be entitled to recover for any Loss pursuant to Section 6.2 if such Loss constitutes punitive, incidental, special or indirect damages, including loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(d) Seller’s aggregate liability with respect to claims for indemnification pursuant to Section 6.2 shall not exceed the Purchase Price.

(e) All indemnification payments under this Article 6 shall be adjustments to the Purchase Price except as otherwise required by applicable Law; and

(f) None of the limitations set forth in this Article 6 (other than those in Section 6.2 or Section 6.4(b)(3)) shall apply to any claims for intentional fraud or intentional misrepresentation.

6.5 Direct Claims. Any Indemnified Party seeking indemnification under Section 6.2 or Section 6.3 shall give the Indemnifying Party a notice (a “Claim Notice”) of any matter which such Indemnified Party has determined may give rise to a right of indemnification under this Agreement (other than with respect to Third Party Claims, the notice procedures for which are addressed in Section 6.6), within 30 days of such determination, stating in reasonable detail, the nature of the claim, a good-faith reasonable estimate of the Loss to the extent then known and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, that the failure to so notify shall not relieve the Indemnifying Party of their obligations hereunder, except to the extent that the Indemnifying Party is actually materially prejudiced thereby or otherwise forfeit rights or defenses by reason of such failure. The Indemnifying Party shall notify the Indemnified Party within 30 days from its receipt of the Claim Notice if the Indemnifying Party disputes such claim. If the Indemnifying Party disputes a claim for indemnification, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.

6.6 Third Party Claims.

(a) If a Claim by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 6, such Indemnified Party shall notify the Indemnifying Parties, within 30 days of receiving such Third Party Claim, of such Third Party Claim in writing; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Parties are actually materially prejudiced thereby or otherwise forfeit rights or defenses by reason of such failure. The Indemnifying Parties shall have 90 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Parties, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnifying Parties shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided, that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnifying Parties is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim without the Indemnifying Parties’ prior written consent (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Parties for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within 90 days after the receipt of the Indemnified Party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. In such event, the Indemnified Party may employ counsel to represent or defend the Indemnified Party against any such Third Party Claim and the Indemnifying Parties shall pay the reasonable fees and disbursements of such counsel.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.6(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice of a settlement offer, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.6(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

6.7 Exclusion of Other Remedies. The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article 6 shall constitute the sole and exclusive monetary remedies of the Parties for any monetary Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement. The provisions of this Section 6.7 will not, however, prevent or limit a cause of action on account of intentional fraud.

6.8 Taxes Excluded From Working Capital. The provisions of this Article 6 and Article 7 assume that Tax assets and Tax liabilities shall not be taken into account in determining the Closing Working Capital as finally determined pursuant to Section 1.5. To the extent any Tax liability is taken into account in determining the Closing Working Capital as finally determined pursuant to Section 1.5, such Tax liability shall be excluded from Seller’s indemnification obligation pursuant to Section 6.2 and its payment obligation pursuant to Section 7.2. To the extent any net Tax asset is taken into account in determining the Closing Working Capital as finally determined pursuant to Section 1.5, such Tax asset shall be excluded from any amount required to be paid to Seller pursuant to Section 7.3.

ARTICLE 7

TAX MATTERS

7.1 Straddle Period Taxes. For purposes of Article 6 and this Article 7, if any member of the Company Group is required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on (and including) the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on (and including) the Closing Date shall be determined by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes (including, but not limited to, income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on (and including) the Closing Date shall be determined using a “closing of the books” methodology as of the end of the Closing Date. The amount of Taxes for a Straddle Period attributable to the portion of the Straddle Period beginning on the day after the Closing Date will be determined in a manner consistent with the preceding sentence.

7.2 Tax Returns.

(a) All Tax Returns of the Company Group or any member thereof with respect to a Tax period ending on or prior to the Closing Date shall be prepared (or caused to be prepared) by Seller in a manner consistent with past practices of the members of the Company Group (except where such past practice is not consistent with applicable Law). Buyer shall, and shall cause its Affiliates (including the members of the Company Group) to, provide Seller with such assistance as Seller may reasonably request in connection with the preparation, execution and timely filing of such Tax Returns, including any amendments thereto. Seller shall pay any amount shown as due on such Tax Returns, except that Buyer shall pay any portion of such amount due in respect of which Seller would not have an indemnification obligation under Article VI hereof if Buyer brought an indemnification claim for such amount.

(b) All Tax Returns of the Company Group or any member thereof with respect to a Straddle Period shall be prepared (or caused to be prepared) by Buyer in a manner consistent with the past practices of the members of the Company Group (except where such prior practice is not consistent with applicable Law). Buyer shall provide Seller with drafts of such Tax Returns (together with supporting schedules and information) at least twenty (20) Business Days prior to their due date (taking into account applicable extensions) and shall incorporate into the final Tax Returns filed any reasonable comments provided by Seller not later than five (5) Business Days prior to the due date (taking into account applicable extensions). Buyer shall timely provide, and shall cause the members of the Company Group to timely provide, such assistance to Seller as Seller may reasonably request in connection with reviewing any such draft Tax Returns, schedules or information. Seller shall pay any amount shown as due on such Tax Returns to the extent attributable to the portion of the Straddle Period ending on (and including) the Closing Date, except that Buyer shall pay any portion of such amount due in respect of which Seller would not have an indemnification obligation under Article VI hereof if Buyer brought an indemnification claim for such amount. Buyer shall pay any amount shown as due on such Tax Returns to the extent attributable to the portion of the Straddle Period beginning on the day after the Closing Date.

7.3 Refunds. Any refunds received by Buyer or any member of the Company Group (and any equivalent benefit obtained through application of a refundable amount (i) to reduce Tax liability for a Tax period beginning after the Closing Date or for the portion of a Straddle Period beginning on the Closing Date or (ii) against Taxes in respect of which Seller would not have had an indemnification obligation under Article VI hereof) of Taxes relating to taxable periods or portions thereof ending on or before the Closing Date or of estimated or other Tax payments made prior to Closing shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such benefit within 5 Business Days of the earlier of receipt or actual benefit therefrom. Buyer shall, if Seller so requests and at Seller’s expense, file (or cause to be filed) a claim for any refunds or equivalent amounts to which Seller is entitled hereunder, except to the extent such claim for refund would adversely affect Buyer or any member of the Company Group (including as a result of an increase in Tax liability or a reduction of any favorable Tax attribute). Buyer shall permit Seller to control (at Seller’s expense) the prosecution of any such refund or equivalent amount claimed.

7.4 Covenants Regarding Certain Actions With Respect to Taxes.

(a) Without the prior written consent of Seller, Buyer shall not make, and shall not permit any of its Affiliates (including, after the Closing, the members of the Company Group) to make, any Tax election that directly affects the Tax treatment of any member of the Company Group for a Tax period or portion of a Tax period ending on prior to the Closing Date.

(b) Buyer shall not, and shall not permit any of its Affiliates (including the members of the Company Group after the Closing) to amend, refile or otherwise modify, any election or Tax Return relating in whole or in part to the Company Group or any member thereof with respect to any taxable year or period or portion thereof, ending on or before the Closing Date without the prior written consent of Seller, which consent will not be unreasonably withheld.

(c) Notwithstanding any other provision of this Agreement, without Seller’s prior written consent Buyer shall not, and shall not permit any of its Affiliates, including the members of the Company Group following the Closing, carry back, for federal, state, local or non-U.S. Tax purposes to any taxable year or period, or portion thereof, ending on or before the Closing Date, any operating losses, net operating losses, capital losses, Tax credits or similar items arising in, resulting from, or generated in connection with a taxable year or period ending after the Closing Date.

(d) All Tax sharing agreements or arrangements with respect to which any member of the Company Group is a party shall be terminated as to any such member as of or prior to the Closing Date, and after the Closing Date, none of the Seller or its Affiliates shall have any liability thereunder to any member of the Company Group and no member of the Company Group shall have any liability thereunder to any Person other than another member of the Company Group.

(e) Buyer shall cause the Company to timely satisfy the notice requirements of Treasury Regulations Section 1.897-2(h) in connection with the statement provided by the Company pursuant to Section 1.4(b)(vi) hereof and shall promptly provide Seller with copies of all notices provided to the U.S. Internal Revenue Service in connection with such compliance.

(f) If the U.S. consolidated group of which the Company is the common parent does not terminate as a consequence of the Buyer purchasing from Seller the Shares (and any related transactions), then Buyer shall cause the Company to make a “closing of the books” election under Treasury Regulation Section 1.382-6(b) with respect to the ownership change resulting from the purchase and sale of the Shares provided for herein.

(g) 9100 Relief.

(i) Seller shall, as soon as reasonably practical (as determined in Seller’s discretion), cause The Nielsen Company (US) Inc., or a successor thereto (“Old Parent”), to file with the Internal Revenue Service a request under Treasury Regulations Section 301.9100-3 for an extension of time to allow Old Parent to file an election under Treasury Regulations Section 1.1502-95(c) to apportion all or a portion of the consolidated Section 382 limitation and of the net unrealized built-in gain to the Company Group in connection with Old Parent’s distribution of the shares of the Company in 2007 (the “Relief Request”). Seller shall engage, or cause Old Parent to engage, PricewaterhouseCoopers, LLP (“PWC”) to prepare, review and file the Relief Request. Seller intends to file, or cause to be filed, the Relief Request within 90 days of the date hereof; it being understood and agreed that Seller shall have no liability to Buyer or any of its Affiliates if the Relief Request is not in fact filed within 90 days of the date hereof.

(ii) Seller shall provide, or cause PWC to provide, Alan S. Kaden of Fried, Frank, Harris, Shriver & Jacobson LLP (or such other Person as Buyer may designate to Seller in writing) (the “Designee”) with a copy of the draft Relief Request before it is filed, provided that the Designee provides Seller, within 2 Business Days after request therefor, with such documentation as Seller shall reasonably request to ensure that the Designee has agreed, for the benefit of Seller and its Affiliates, to keep the contents of such draft, and any information that the Designee may obtain pursuant to Section 7.4(g)(iii) below, confidential. The Designee may provide comments to Seller and PWC with respect to the draft Relief Request; provided such comments are provided within 2 Business Days after the Designee’s receipt of the draft Relief Request. Neither Seller nor PWC shall be obligated to make any changes to the draft Relief Request in response to any such comments.

(iii) Provided that the confidentiality arrangements described in Section 7.4(g)(ii) above have been entered into, Seller shall, or shall cause PWC to, provide the Designee with updates regarding any substantive feedback provided by the Internal Revenue Service with respect to the Relief Request.

(iv) Following Old Parent’s receipt of such an extension, if any, from the Internal Revenue Service, Seller shall cause Old Parent to file an election under Treasury Regulations Section 1.1502-95(c) apportioning to the Company Group an amount of the consolidated Section 382 limitation and net unrealized built-in gain such that the sum of (i) five times the apportioned amount of the consolidated Section 382 limitation plus (ii) one-third of the apportioned amount of net unrealized built-in gain is equal to $106 million, unless such extension is conditioned upon satisfaction of any condition where Seller determines, in its reasonable discretion, that compliance with such condition would result in a detriment to Seller and its Affiliates in an aggregate amount exceeding $200,000 (calculated net of any amount as to which Buyer has agreed to indemnify Seller and its Affiliates as described in this Section 7.4(g)(iv)) (such condition, a “Material Condition”); provided that in no event shall Seller be required to cause Old Parent to elect to apportion any portion of the consolidated Section 382 limitation or amount of net unrealized built-in gain in excess of what Seller determines, in its sole and absolute discretion, Old Parent is permitted to apportion under the Code, applicable Treasury Regulations or other authority or under the terms or conditions on which any extension of the time for filing is granted (with Seller and Old Parent in no event being required to comply with any term or condition which the extension of the time for filing is granted or conditioned where Seller determines, in its reasonable discretion, that compliance with such term or condition would result in a detriment to Seller and its Affiliates in an aggregate amount exceeding $200,000 (calculated net of any amount as to which Buyer has agreed to indemnify Seller and its Affiliates as described in this Section 7.4(g)(iv))). In the event Seller determines that the detriments to Seller and its Affiliates described in the preceding sentence would, in the aggregate, exceed $200,000, Buyer shall have the right, but not the obligation, to agree to indemnify Seller and its Affiliates, on terms reasonably acceptable to Seller (including, without limitation, regarding security), for the amount of any detriments in excess of such $200,000 aggregate amount, with the terms of such indemnification including that Seller and its Affiliates will be entitled to receipt of indemnification payments from Buyer before the time that Seller or its Affiliates suffer or are required to make payments in respect of such detriments. While Seller currently expects that its analysis of the amount of the consolidated Section 382 limitation and amount of net unrealized built-in gain potentially available for apportionment under Treasury Regulations Section 1.1502-95(c) will show that there was sufficient consolidated Section 382 limitation and net unrealized built-in gain to permit an apportionment to the Company Group of a portion of the consolidated Section 382 limitation and net unrealized built-in gain such that the sum of (i) five times the apportioned amount of the consolidated Section 382 limitation plus (ii) one-third of the apportioned amount of net unrealized built-in gain is equal to $106 million, Seller shall have no liability under this Agreement or otherwise in the event that it determines, in its sole and absolute discretion, that there was not sufficient consolidated Section 382 limitation and net unrealized built-in gain to permit all or a portion of such an apportionment.

(v) Notwithstanding any provisions of this Agreement to the contrary, Seller and its Affiliates shall have no liability to Buyer or any other Person for Losses, pursuant to this Agreement or otherwise, attributable to (i) the failure for an election under Treasury Regulations Section 1.1502-95(c) in connection with Old Parent’s distribution of the shares of the Company in 2007 to have been made, including as a result of any resulting limitation on the ability of any member of the Company Group to utilize tax attributes, (ii) any response of the Internal Revenue Service to the Relief Request, (iii) any failure of Old Parent to file an election under Treasury Regulations Section 1.1502-95(c) in connection with Old Parent’s distribution of the shares of the Company in 2007 following receipt of an extension of the time for filing, where such extension is conditioned upon a Material Condition or (iv) any failure of any election under Treasury Regulations Section 1.1502-95(c) to validly apportion to the Company Group all or any portion of the consolidated section 382 limitation purported to be apportioned to the Company Group by the election or all or any portion of the net unrealized built-in gain purported to be apportioned to the Company Group by the election.

7.5 Contests.

(a) After the Closing, Buyer shall promptly notify Seller in writing of the commencement of any Tax Claim on Buyer or its Affiliates (including the members of the Company Group after the Closing) which, if determined adversely to the taxpayer or after the lapse of time could be grounds for indemnification by Seller under Section 6.2. Such notice shall contain factual information (to the extent known to Buyer) describing the asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax Liability. If Buyer fails to give Seller prompt notice of an asserted Tax Liability as required by this Section 7.5, then (i) if Seller is precluded by the failure to give prompt notice from contesting the asserted Tax Liability in both the administrative and judicial forums, then Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax Liability, and (ii) if Seller is not so precluded from contesting but such failure to give prompt notice results in actual prejudice to Seller, then any amount which Seller is otherwise required to pay Buyer pursuant to Section 6.2 with respect to such Liability shall be reduced by the amount of such actual prejudice.

(b) Seller may elect to direct, through counsel of its own choosing and at its own expense, any Claim involving any asserted Tax Liability with respect to which indemnity may be sought from Seller under Section 6.2 (any such audit, claim for refund or proceeding relating to an asserted Tax Liability are referred to herein collectively as a “Contest”). If Seller elects to direct the Contest of an asserted Tax Liability, it shall within 30 calendar days of receipt of the notice of asserted Tax Liability notify Buyer of Seller’s intent to do so, and Buyer shall, and shall cause each of its Affiliates (including the members of the Company Group after the Closing) to, cooperate in each phase of such Contest. If Seller elects not to direct the Contest or fails to notify Buyer of its election as herein provided, Buyer may pay or compromise such asserted Tax Liability, subject to Buyer’s right to seek indemnification under Article 6 and Article 7, or may contest (at Seller’s expense to the extent such Contest expenses are reasonable) such asserted Tax Liability; provided, however, Buyer may not settle or compromise any asserted Tax Liability without the prior written consent of Seller, which consent to settlement or compromise shall not be unreasonably withheld. In any event, each of Buyer and Seller may participate, at its own expense, in a Contest controlled by the other Party; provided, in the case of a Contest controlled by Seller, that Buyer may only participate if not all of the Tax Liabilities at issue are subject to indemnification under Section 6.2 or the resolution of the issues involved in the Contest may reasonably be expected to adversely affect the Tax Liability of Buyer or any member of the Company Group for a period following the Closing.

(c) To the extent of a conflict between this Section 7.5 and Sections 6.5 or 6.6, this Section 7.5 shall govern.

7.6 Cooperation and Exchange of Information on Tax Matters After the Closing. Seller shall provide Buyer, and Buyer and each of its Affiliates (including the members of the Company Group after the Closing) shall provide Seller, with such cooperation and information as may reasonably be requested in connection with filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to refund of Taxes or participating in or conducting any Claim in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax Authorities. Seller and Buyer shall each make, and Buyer shall cause each member of the Company Group to make, its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each of Buyer and Seller shall, and Buyer shall cause each member of the Company Group to, retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of any member of the Company Group for the taxable period first ending after the Closing Date and for all prior taxable periods in its possession until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) 6 years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or Claims in respect of Taxes.

7.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions provided for in this Agreement (“Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Seller shall use its Reasonable Best Efforts to cooperate with respect thereto as necessary).

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to Closing by:

(a) the mutual written consent of Buyer and Seller;

(b) Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement (a “Terminating Breach”) on the part of Seller such that the conditions specified in Section 5.2(a) or 5.2(b) would not be satisfied at the Closing and such Terminating Breach cannot be cured by the Termination Date or, if capable of being cured, is not cured within 30 days following receipt by Seller from Buyer of written notice thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Buyer if it is then in material breach of any of its representations, warranties or covenants under this Agreement; or

(c) Seller:

(i) upon a Terminating Breach on the part of Buyer such that the conditions specified in Section 5.3(a) or 5.3(b) would not be satisfied at the Closing and such Terminating Breach cannot be cured by the Termination Date or, if capable of being cured, is not cured within 30 days following receipt by Buyer from Seller of written notice thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c)(i) shall not be available to Seller if it is then in material breach of any of its representations, warranties or covenants under this Agreement; or

(ii) if (A) the Marketing Period has ended; (B) all conditions set forth in Sections 5.1 and 5.2 have been waived or satisfied; (C) Seller has confirmed by written notice to Buyer that all conditions set forth in Section 5.3 have been waived or satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); and (D) Buyer fails to consummate the transactions contemplated by this Agreement by the earliest date that the Closing could have occurred pursuant to Section 1.3; or

(d) Buyer or Seller, as the case may be, if:

(i) the Closing shall not have occurred by August 16, 2013 (the “Termination Date”) (unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, Seller or Buyer, as the case may be);

(ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(iii) any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

8.2 Effect of Termination.

(a) In the event this Agreement is terminated by either Party as provided in Section 8.1, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.2, Section 4.4, Section 4.7, and Article 9 which shall survive the termination of this Agreement); provided, that, subject to Section 8.2(b), (i) such termination shall not relieve any Party of any Liability for damages actually incurred or suffered by the other Party as a result of any intentional, willful or fraudulent breach of this Agreement prior to such termination, and (ii) the provisions of the Confidentiality Agreement shall continue in full force and effect, provided, that in the event of any conflict or inconsistency between such Confidentiality Agreement and the provisions of this Agreement, the provisions of this Agreement shall control.

(b) If Seller terminates this Agreement pursuant to Section 8.1(c), then Buyer shall pay or cause to be paid to Seller within three Business Days a termination fee in an amount equal to Sixty One Million Seven Hundred Fifty Thousand Dollars ($61,750,000) (the “Buyer Termination Fee”) in immediately available funds by wire transfer. Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance as and only to the extent expressly permitted by Section 9.1 prior to the termination of this Agreement pursuant to its terms, (i) Seller’s receipt of the Buyer Termination Fee pursuant to this Section 8.2(b); (ii) any reimbursement and expense obligations of Buyer pursuant to Section 8.2(c); and (iii) the rights and remedies available to Seller in the indemnification and reimbursement provisions of Section 4.13, shall be the sole and exclusive remedies of Seller against Buyer or any Buyer Related Party or any Debt Financing Source or Lender Related Party (and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement, and upon payment of such amounts, none of Buyer or any Buyer Related Party or any Debt Financing Source or Lender Related Party, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that Seller shall retain its rights pursuant to the Equity Commitment Letter and the Guarantee, subject to, and in accordance with, their respective terms and conditions.

(c) The Parties acknowledge that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that Seller and Buyer would not have entered into this Agreement without the agreements in Section 8.2(b). Accordingly, if Buyer fails to promptly pay the amounts due pursuant to Section 8.2(b), and, in order to obtain such payment Seller commences a suit that results in a judgment against Buyer for the amount set forth in Section 8.2(b), Buyer shall pay to Seller its reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment.

(d) While Seller may pursue a grant of specific performance under Section 9.1 and the payment of the Buyer Termination Fee by Buyer under this Section 8.2, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Buyer Termination Fee.

ARTICLE 9

MISCELLANEOUS

9.1 Specific Performance.

(a) Subject to Section 8.2 and Section 9.1(b), each of the Parties acknowledge and agree that irreparable damage would occur to the other Party if any provision of this Agreement is not performed in accordance with the terms thereof by such Party, that money damages would not be a sufficient remedy for any such failure by such Party, and that, subject to Section 8.2 and Section 9.1(b), as a remedy for any such failure by such Party, the other Party shall be entitled to specific performance of the terms hereof, and injunctive relief, and/or other equitable relief, without the posting of any bond or other undertaking, in addition to any other remedy the other Party may have at law or in equity. In addition to each Party’s other rights hereunder in connection with any breach by any other Party of the provisions of this Agreement, such Party retains all rights and remedies such Party may have under applicable Law. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance that complies with this Section 9.1(a) to (i) prevent or restrain breaches or threatened breaches of this Agreement by any other Party or (ii) enforce compliance with the covenants and obligations of such Party under this Agreement.

(b) Seller shall be entitled, without posting any bond and without proving that monetary damages would be inadequate, to an injunction or injunctions to cause Buyer to specifically enforce Buyer’s obligation to cause the Equity Commitment Letter to be funded only in the event that (i) all of the conditions in Section 5.1 and Section 5.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3, (iii) the Debt Financing (or, if alternative financing is being used in accordance with Section 4.13(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) Seller has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing (or, if alternative financing is being used in accordance with Section 4.13(a), pursuant to the commitments with respect thereto) and the Equity Financing are funded, then the Closing will occur.

9.2 Expenses. Except as otherwise expressly provided herein (including in Section 7.7), (i) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer and (ii) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by Seller or any member of the Company Group in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, in each case, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all (x) expenses incurred by Seller and the Company Group pursuant to Section 4.13, and (y) filing and other similar fees payable in connection with any filings or submissions under the Hart-Scott-Rodino Act.

9.3 No Third Party Beneficiaries. Except as expressly set forth herein, and other than with respect to Sections 8.2, 9.9(b), 9.10, 9.14 and this Section 9.3 (which the Parties agree shall confer rights and remedies upon the Debt Financing Sources and the Lender Related Parties), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement, the Transaction Documents and all other agreements, Exhibits, and Schedules referred to in this Agreement (including the Commitment Letters) shall constitute the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the transactions contemplated herein and supersedes any and all prior written and any and all prior or contemporaneous oral understandings or agreements of the Parties relating to the subject matter of this Agreement. No Party has been induced to enter into this Agreement by, nor is any Party relying upon, any representation, warranty, covenant or agreement outside those expressly set forth in this Agreement.

9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party; provided, that Buyer shall, at any time and without the prior written consent of any other Party, have the right to assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates (provided, that no such assignment shall relieve the assigning party of any of its obligations under this Agreement); provided, further, that Buyer and its subsidiaries may assign all of their rights under this Agreement or any related documents to any Lender and/or any Debt Financing Source as collateral security.

9.6 Counterparts and Facsimile Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the terms and conditions of this Agreement.

9.8 Notices. All notices hereunder must be in writing and shall be sufficiently given for all purposes hereunder if properly addressed and delivered personally by documented overnight delivery service, by certified or registered mail, return receipt requested, or by facsimile or transmission service at the address or facsimile number, as the case may be, set forth below. Any notice given personally or by documented overnight delivery service is effective upon receipt. Any notice given by registered mail is effective upon receipt, to the extent such receipt is confirmed by return receipt. Any notice given by facsimile transmission is effective upon receipt, to the extent that receipt is confirmed, either orally or in writing by the recipient. Any notice which is refused, unclaimed or undeliverable because of an act or omission of the Party to be notified, if such notice was correctly addressed to the Party to be notified, shall be deemed communicated as of the first date that said notice was refused, unclaimed or deemed undeliverable by the postal authorities, or overnight delivery service.

If to Seller:

VNU International B.V.

c/o The Nielsen Company

45 Danbury Road

Wilton, CT 06897

Attn:         James W. Cuminale, Esq., Chief Legal Officer

Facsimile: (203) 563-2876

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP

1055 Washington Boulevard

Stamford, CT 06901

Attn:         Eric J. Dale, Esq.

Facsimile: (203) 462-7599

If to Buyer:

Expo Event Transco, Inc.

c/o Onex Partners Advisor LP

161 Bay Street

Toronto, ON M5J 2 S1

Attention: Kosty Gilis

Facsimile: (212) 582-0909

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:           Christopher Ewan, Esq.

                     David L. Shaw, Esq.

Facsimile:   (212) 859-4000

Either Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered to such Party by giving the other Party notice in the manner set forth in this Section 9.8.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. The Parties hereby irrevocably (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the Federal courts, any Federal court located in the State of Delaware in any action or Proceeding arising out of or relating to any Transaction Document or any other agreement or document executed pursuant to the terms hereof, (b) agree that all Claims in respect of such action or Proceeding may be heard and determined in any such court, (c) waive any claim of inconvenient forum or other challenge to venue in such court, (d) agree not to bring any action or Proceeding arising out of or relating to any Transaction Document or any other agreement or document executed pursuant to the terms hereof in any other court, and (e) waive any right it may have to a trial by jury with respect to any suit, action or Proceeding arising out of or relating to any Transaction Document or any other agreement or document executed pursuant to the terms hereof.

(b) Notwithstanding anything in Section 9.9(a) to the contrary, the parties hereto (a) agree that any suit, action or Proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Debt Financing Source or Lender Related Party in connection with this Agreement or that may be based upon, arise out of or relate to the Debt Financing (including the transactions contemplated hereby or thereby) shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of New York. Notwithstanding anything in Section 9.9(a) to the contrary, and without limiting anything set forth in Section 9.14, each of the parties hereto agrees (i) that it will not bring, support or permit any of its Affiliates or representatives to bring, or support anyone else in bringing, any action or Proceeding against any Debt Financing Source or any Lender Related Parties in any way arising out of this Agreement or the Debt Commitment Letter (including the transactions contemplated hereby and thereby) in any court other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof) and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to any party hereto at its address provided in Section 9.8 shall be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iv) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto further agree that Section 9.9(a) relating to waiver of jury trial shall apply to any suit, action or Proceeding referenced in this Section 9.9(b).

9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. Notwithstanding anything to the contrary contained herein, Sections 8.2, 9.3, 9.9(b), 9.14 and this Section 9.10 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source or Lender Related Party without the prior written consent of such Debt Financing Source or Lender Related Party.

9.11 Severability. If any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.12 Disclosure Schedule. A disclosure made by Seller in any section of this Agreement or the Disclosure Schedule (or subparts thereof) that reasonably informs Buyer of information with respect to another section of this Agreement or any other section of the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other sections of this Agreement and all such other sections of the Disclosure Schedule (or subparts thereof) notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a Schedule reference in any representation or warranty. Information reflected in the Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Business.

9.13 Separate Counsel. The Parties hereto have had the opportunity to consult with their own legal counsel and other advisors and are entering into this Agreement voluntarily and with a full understanding of the meaning and legal effects of each provision contained in this Agreement. The Parties hereto and their respective legal counsel, if applicable, have been involved in the negotiation and drafting of this Agreement. In the event of any dispute regarding the interpretation of any provision of this Agreement, the Parties agree that this Agreement and the provisions hereof shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

9.14 No Recourse. Without limiting any other provision in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no Debt Financing Source or Lender Related Party who is not a party to this Agreement shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall Seller or any of its Affiliates, and Seller agrees not to and to cause its Affiliates not to, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or Lender Related Party or (B) seek to enforce the commitments against, make any claims for breach of the commitments contained in the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Sources or Lender Related Parties for any reason, including in connection with the Debt Financing or the obligations of Debt Financing Sources or Lender Related Parties thereunder. Nothing in this Section 9.14 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other or in connection therewith.

9.15 Construction.

(a) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) Any reference herein to “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(c) The words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

(d) Any reference to any Article, Section, Exhibit and paragraph shall be deemed to refer to an Article, Section, Exhibit or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e) Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof.

(f) The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

EXPO EVENT TRANSCO, INC.

By:	/s/	Kosty Gilis
	Name:	Kosty Gilis
	Title:	President and Treasurer

SELLER:

VNU INTERNATIONAL B.V.

By:	/s/	James A. Ross
	Name:	James A. Ross
	Title	Attorney in Fact

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below.

“Affiliate” shall mean, with respect to a Person, each other Person controlled by, controlling, or under common control, with such Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of stock, other equity interest, as trustee or executor, by contract, credit arrangement or otherwise.

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Audited Financial Statements” shall have the meaning ascribed to such term in the definition of “Financial Statements.”

“Benefit Plan” shall have the meaning ascribed to such term in Section 2.12(a).

“Broker” shall have the meaning ascribed to such term in Section 2.17.

“Business” shall have the meaning ascribed to such term in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Buyer” shall have the meaning ascribed to such term in the Preamble.

“Buyer Benefit Plan” shall have the meaning ascribed to such term in Section 4.6(c).

“Buyer Certificate” shall mean a certificate executed by an executive officer of the Buyer and dated as of the Closing Date to the effect that:

(a) Each of the conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied; and

(b) no Proceeding shall be pending or threatened in writing against Buyer wherein an unfavorable Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such Order, decree, stipulation or injunction shall be in effect.

“Buyer Related Party” means Buyer and any of its former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Buyer Termination Fee” shall have the meaning ascribed to such term in Section 8.2(b).

“Cap” shall have the meaning ascribed to such term in Section 6.4(a)(iii).

“Claim” shall mean any claim, demand, suit, Order, consent, agreement, cause of action, right of recovery or right of set-off of whatever kind or description against any Person or other legal or administrative litigation action or Proceeding.

“Claim Notice” shall have the meaning ascribed to such term in Section 6.5.

“Closing” shall have the meaning ascribed to such term in Section 1.3.

“Closing Adjustment” shall have the meaning ascribed to such term in Section 1.5(a)(ii).

“Closing Date” shall have the meaning ascribed to such term in Section 1.3.

“Closing Indebtedness” shall mean the Indebtedness of the Company Group as of the Closing (including the Intercompany Debt Payoff Amount).

“Closing Statement” shall have the meaning ascribed to such term in Section 1.5(b)(i).

“Closing Working Capital” means (a) the Current Assets of the Business, less (b) the Current Liabilities of the Business, determined as of the open of business on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall have the meaning ascribed to such term in Section 3.4(b).

“Company” shall have the meaning ascribed to such term in the Recitals.

“Company Group” shall mean the Company, NBM, Foremost Exhibits, Inc. and Rangefinder Publishing Co., Inc.

“Company Group Continuing Employee” shall have the meaning ascribed to such term in Section 4.6(b).

“Company Group Employee” shall mean each current employee of any member of the Company Group.

“Company Group Intellectual Property” shall have the meaning ascribed to such term in Section 2.13(a).

“Company Websites” means all Internet or intranet websites owned and/or operated by or for the Company Group.

“Competing Business” shall have the meaning ascribed to such term in Exhibit F.

“Competitive Business” means the business of operating business-to-business tradeshows, conferences, and related publications and related digital media anywhere in the world.

“Compliant” means as of any time of determination that the Company’s independent accounting firm has not withdrawn any audit opinion with respect to any financial statements contained in the Required Bank Information or delivered in connection with Section 4.13(a) (in which case the Required Bank Information shall not be deemed to be Compliant until a new unqualified audit opinion is issued with respect to such financial statements by the Company’s current independent accounting firm or another independent accounting firm reasonably acceptable to Buyer).

“Confidential Information” shall mean any confidential or proprietary information concerning Seller or Buyer, as the case may be, and/or its (and in the case of Seller, the Company Group’s) business, employees, customers, pricing, financial information, marketing, products or services, including information provided in connection with this Agreement and the terms and conditions of this Agreement; provided, however, that “Confidential Information” shall not include information that the receiving Party can demonstrate: (a) is or was independently developed by the receiving Party without use of or reference to any Confidential Information belonging to the disclosing Party; (b) is or was acquired by the receiving Party from a third party not known to the receiving Party to be bound by confidentiality undertakings covering such information; (c) is at the time in question (whether at disclosure or thereafter) generally known by or available to the public other than as a result of an act or omission of the receiving Party inconsistent with the terms of Section 4.4 or (d) was known by or in the possession of the receiving party prior to receiving such information.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, by and between Onex Partners Advisor LP, a Delaware limited partnership and the Company, dated as of February 20, 2013.

“Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated February 28, 2013, of Nielsen Finance, LLC, TNC (US) Holdings Inc., and Nielsen Holding and Finance B.V., as borrowers, Citibank, N.A. as administrative agent, and the other parties party thereto.

“Current Assets” shall mean the Business’s consolidated trade accounts receivable, inventory and prepaid expenses, but excluding (a) cash and cash equivalents; (b) Taxes receivable and deferred Tax assets, including pre-paid Taxes; and (c) receivables from any of the Company Group’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP, applied consistently with the application used for the Audited Financial Statements and the Working Capital Guidelines.

“Current Liabilities” shall mean the Business’s consolidated trade accounts payable, accrued personnel costs, accrued expenses, and deferred revenues, but excluding payables to any of the Company Group’s Affiliates (including the Intercompany Debt), deferred Tax liabilities, accrued Taxes and the current portion of long term debt, determined in accordance with GAAP, applied consistently with the application used for the Audited Financial Statements and the Working Capital Guidelines.

“Data Room” shall mean that certain database of documents compiled by Seller and made available to Buyer at a login and password protected Web Page accessed through https://services.intralinks.com/login/.

“Debt Commitment Letter” shall have the meaning ascribed to such term in Section 3.4(a).

“Debt Financing Sources” shall have the meaning ascribed to such term in Section 3.4(a).

“Debt Financing” shall have the meaning ascribed to such term in Section 3.4(a).

“De Minimis Threshold” shall have the meaning ascribed to such term in Section 6.4(a)(i).

“Disclosure Schedule” shall mean the disclosure schedule provided by Seller to Buyer on the date hereof.

“Disputed Amounts” shall have the meaning ascribed to such term in Section 1.5(c)(iii).

“Draft Election Relief Request” shall have the meaning ascribed to such term in Section 7.4(g).

“Equity Commitment Letter” shall have the meaning ascribed to such term in Section 3.4(b).

“Equity Financing” shall have the meaning ascribed to such term in Section 3.4(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Indebtedness” shall have the meaning ascribed to such term in Section 1.5(a)(i).

“Estimated Closing Statement” shall have the meaning ascribed to such term in Section 1.5(a)(i).

“Estimated Closing Working Capital” shall have the meaning ascribed to such term in Section 1.5(a)(i).

“Financial Statements” shall mean the combined financial statements of the Company Group comprised of (i) the audited combined balance sheets as of December 31, 2012 and 2011 and the related combined statements of income and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2012 (the “Audited Financial Statements”) and (ii) the Most Recent Balance Sheet and the combined statements of income and comprehensive income and cash flows for the three months ended March 31, 2013 (together with the Most Recent Balance Sheet, the “Most Recent Financial Statements”). The Most Recent Financial Statements are unaudited, are subject to normal year-end adjustments and do not include notes required by GAAP.

“Financing” shall have the meaning ascribed to such term in Section 3.4(b).

“Fundamental Representations” shall mean the representations and warranties of the Seller set forth in the second, third and fourth sentences of Section 2.1, the first sentence of Section 2.2, Sections 2.3(a) and 2.17.

“GAAP” means United States generally accepted accounting principles in effect as of the date of this Agreement, consistently applied.

“Governing Documents” shall mean with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

“Governmental Entity” shall mean any federal, state or local court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality.

“Guarantee” and “Guarantor” shall have the meaning ascribed to such term in the Preamble.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums, penalties or termination fees payable as a result of the consummation of the transactions contemplated herein), arising under any obligations of any member of the Company Group consisting of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security (including, without duplication, the Intercompany Note), (iii) letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of any member of the Company Group, (iv) obligations under leases required in accordance with GAAP to be recorded as capital leases, (v) any swap, hedging or derivative instrument or arrangement, (vi) any conditional sales, earn out or other arrangement for the deferral of purchase price of any property, and (vii) all obligations of the type referred to in clauses (i) through (vi) of any member of the Company Group, the payment of which the Company Group is responsible or liable as guarantor or otherwise.

“Indemnified Party” shall have the meaning ascribed to such term in Section 6.2(a).

“Indentures” shall mean (i) the Indenture, dated as of January 27, 2009, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors named therein and Law Debenture Trust Company of New York, as trustee for the 11.625% Senior Notes due 2014, (ii) the Indenture, dated as of October 12, 2010, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors named therein and Law Debenture Trust Company of New York, as trustee for the 7.75% Senior Notes due 2018 and (iii) the Indenture, dated as of October 2, 2012, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors as defined therein and Law Debenture Trust Company of New York, as trustee for the 4.500% Senior Notes due 2020, and in each case, as amended, modified or supplemented from time to time.

“Independent Accountants” shall mean Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable to serve, an impartial nationally recognized firm of independent certified public accountants mutually agreed upon by Buyer and Seller; provided, that in the event Buyer and Seller cannot agree on such a firm within ten (10) Business Days following the expiration of the Resolution Period, each of Buyer and Seller promptly shall select such a firm and such two firms shall select a third such firm to be the Independent Accountants.

“Intercompany Debt” shall mean that certain loan made by Nielsen Finance LLC to NBM in the principal amount of $733,733,771.44 as of March 31, 2013 and shall include all accrued and unpaid interest thereon.

“Intercompany Debt Payoff Amount” shall have the meaning ascribed to such term in Section 1.4(a)(i)(1).

“Intellectual Property” shall mean all (1) trademarks; trade names; service marks; and Internet domain names (collectively, “Trademarks”); (2) copyrights, including those in computer programs and software, including all source and object code; any rights associated with creative works, including Works; (3) trade secrets; technology; know-how, processes, designs, drawings and documentation, whether or not secret and whether or not reduced to writing; (4) patents and patent applications (“Patents”); (5) registrations for, and applications to register, any of the foregoing; and (6) any rights under any license to any of the foregoing, whether or not subject to statutory registration or protection.

“IT Assets” shall have the meaning ascribed to such term in Section 2.13(f).

“Key Shows” shall have the meaning ascribed to such term in Section 2.19.

“Law” means any U.S. or foreign federal, national, state, municipal or local statute, law, code, rule, regulation, ordinance, constitution, treaty, Order or other requirement or rule of law (including common law) or other pronouncement of any Governmental Entity having the effect of law (including, for the avoidance of doubt, any laws relating to gaming, anti-corruption and anti-money laundering).

“Leases” shall have the meaning ascribed to such term in Section 2.10(b).

“Lender Related Party” means any former, current and future Affiliates of any Debt Financing Source and any officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, controlling person, advisor, attorney or representatives, or the heirs, executors, successors and assigns of any of the foregoing or any Debt Financing Source.

“Legal Requirements” shall mean any requirement arising under any action, Law, proceeding, determination or direction of an arbitrator or Governmental Entity.

“Liability” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” shall mean any lien, mortgage, pledge, security interest, encumbrance, easement, restriction or charge (whether arising by contract or by operation of Law), other than Permitted Liens.

“Losses” shall mean any and all assessments, losses, damages, costs, expenses, Liabilities, judgments, Liens, citations, directives, Claims, litigation, demands, diminution in property value, awards, fines, sanctions, penalties, charges, and amounts paid or incident to any of the foregoing or in investigation, defense or settlement of Proceedings relating to Losses (including reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such Person).

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement beginning on the date of delivery by or on behalf of Seller to Buyer of the Required Bank Information, throughout and at the end of which (i) Buyer shall have all Required Bank Information (provided, that if the Seller in good faith reasonably believes that the Company Group has provided the Required Bank Information in connection with the commencement of the Marketing Period, it may deliver to Buyer a written notice to that effect (stating when it believes such delivery was completed), in which case the Company Group shall be deemed to have complied with the foregoing requirements unless Buyer in good faith reasonably believes the Company Group have not completed the delivery of the Required Bank Information and, within four Business Days after the delivery of such notice by the Seller, delivers a written notice to the Seller to that effect (stating with reasonably specificity which Required Bank Information the Company Group has not delivered) and (ii) the conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than those conditions that by their nature will not be satisfied until the Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.1 and Section 5.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that, if such period has not been completed by June 28, 2013, such period may not be commenced until July 8, 2013. Notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (i) it shall become necessary for the Company to restate any historical financial statements, or any restatement of the Company’s historical financial statements is under consideration by the Company, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest such restatement has been completed and the applicable Required Bank Information has been amended or the Company Group and its independent auditors have concluded no such restatement shall be required in accordance with GAAP, (ii) any Required Bank Information is not Compliant at any time during such 20 consecutive Business Days or (iii) any direct or indirect parent of the Company Group who files its financial statements with the SEC has received any material accounting comments from the staff of the SEC on its periodic reports, which comments are applicable to the financial statements of the Company Group, in which case the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such material accounting comments have been satisfactorily resolved with the SEC staff.

“Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to the Business or the Company Group; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect:

(a) changes that are the result of economic or political factors affecting the national, regional or world economy, acts of war (whether or not declared) or terrorism or acts of God unless there is a disproportionate impact on the Business;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company Group operates unless there is a disproportionate impact on the Business;

(c) any adverse change, effect or circumstance arising out of or resulting from the pendency or announcement of the transactions contemplated by this Agreement;

(d) changes in Law, rule or regulations or generally accepted accounting principles or the interpretation thereof; and

(e) any action taken to the extent expressly permitted or required by this Agreement.

For the avoidance of doubt, the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Material Condition” shall have the meaning ascribed to such term in Section 7.4(g)(4).

“Material Contract” shall have the meaning ascribed to such term in Section 2.8.

“Material Service Providers” shall have the meaning ascribed to such term in Section 2.19.

“Moody’s” shall have the meaning ascribed to such term in Section 4.13(b).

“Most Recent Balance Sheet” shall mean the unaudited combined balance sheet of the Company Group as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean March 31, 2013.

“Most Recent Financial Statements” shall have the meaning ascribed to such term in the definition of “Financial Statements.”

“NBM” shall mean Nielsen Business Media, Inc., a Delaware corporation.

“NCUSI” shall have the meaning ascribed to such term in the Preamble.

“Old Parent” shall have the meaning ascribed to such term in Section 7.4(g)(1).

“Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

“Ordinary Course of Business” shall mean the ordinary course of business, consistent with past custom and practice (including with respect to frequency and amount).

“Party” or “Parties” shall mean Buyer and/or Seller, as the case may be.

“Permit” shall mean any license, permit, exemption, consent, waiver, authorization, right, certificate of occupancy, order or approval issued, granted, given or otherwise made available by or under the authority of, or registration with, any Governmental Entity.

“Permitted Liens” shall mean (i) statutory Liens imposed by Law for Taxes that are not yet due and payable, (ii) landlords’, carriers’, vendors’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the Ordinary Course of Business, and with respect to amounts not overdue for a period of more than sixty (60) days or being contested in good faith by appropriate proceedings, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security laws, (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature, in each case, incurred in the Ordinary Course of Business, (v) easements, rights-of-way, restrictions and other similar encumbrances which do not, individually or in the aggregate, interfere with the use or marketability of the relevant assets, (vi) rights granted to any licensee of any Intellectual Property in the Ordinary Course of Business, (vii) Liens securing capitalized lease obligations and purchase money obligations not in default, (viii) Liens expressly reflected in the Financial Statements, and (ix) Liens set forth on Schedule 2.10(a).

“Person” shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

“Post-Closing Adjustment” shall have the meaning ascribed to such term in Section 1.5(b)(ii)

“Proceeding” shall mean any action, arbitration, audit, Claim, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchase Price” shall have the meaning ascribed to such term in Section 1.2.

“PWC” shall have the meaning ascribed to such term in Section 7.4(g)(1).

“Real Property” shall mean the real property owned, leased or subleased by the Company Group, together with all buildings, structures and facilities located thereon.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Relief Request” shall have the meaning ascribed to such term in Section 7.4(g)(1).

“Required Bank Information” shall have the meaning ascribed to such term in Section 4.13(b).

“Resolution Period” shall have the meaning ascribed to such term in Section 1.5(c)(ii).

“Review Period” shall have the meaning ascribed to such term in Section 1.5(c)(i).

“Schedule” shall mean a section of the Disclosure Schedule.

“S&P” shall have the meaning ascribed to such term in Section 4.13(b).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Seller” shall have the meaning ascribed to such term in the Preamble.

“Seller Certificate” shall mean a certificate executed by an executive officer of Seller and dated as of the Closing Date to the effect that:

(a) each of the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied; and

(b) no Proceeding is pending or threatened in writing against Seller wherein an unfavorable Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Buyer to conduct the Business as currently conducted, following the Closing, and no such Order, decree, stipulation or injunction shall be in effect.

“Seller’s Knowledge” shall mean the actual knowledge of David Loechner, Denise Bashem, Chris McCabe, Darrell Denny, Joe Randall and Lori Jenks.

“Shares” shall have the meaning ascribed to such term in the Recitals.

“Sponsor” shall have the meaning ascribed to such term in Section 3.4(b).

“Statement of Objections” shall have the meaning ascribed to such term in Section 1.5(c)(ii).

“Straddle Period” means a Tax period beginning on or prior to the Closing Date and ending after the Closing Date.

“Target Working Capital” shall have the meaning ascribed to such term in Section 1.5(a)(ii).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or Tax Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, occupation, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar-charges.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” shall mean any return, report, information return, schedule, certificate, statement, election, or other document (including any related or supporting information) supplied to any government or Tax Authority in connection with any Tax.

“Terminating Breach” shall have the meaning ascribed to such term in Section 8.1(b).

“Termination Date” shall have the meaning ascribed to such term in Section 8.1(d)(i)).

“Third Party Claim” shall have the meaning ascribed to such term in Section 6.6.

“Threshold” shall have the meaning ascribed to such term in Section 6.4(a)(ii).

“Transaction Documents” shall mean, collectively, this Agreement, the Transition Services Agreement and the other documents delivered pursuant to this Agreement.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.7.

“Transition Services Agreement” shall have the meaning ascribed to such term in Section 1.4(a)(ii).

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment Losses.

“Working Capital Guidelines” shall mean the guidelines describing the calculation of Closing Working Capital set forth on Exhibit G.

“Works” shall mean any creative work relating to the Business, in any format or medium, whether based on original material or an underlying work, as to which any member of the Company Group owns any right to exploit, publish, sell, distribute or sublicense such literary work or owns any option or interest or any similar rights, including: (i) published works; (ii) works under contract but not yet delivered; (iii) works in development; (iv) works which are complete but not yet published or released; (v) works as to which any member of the Company Group has an option to acquire; and (vi) derivative or subsidiary products related to such works.

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